ATTACHMENT ITEM 19(b)3(h) ASSET PURCHASE AGREEMENT
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT


                  THIS AGREEMENT is made, as of the 19th day of December, 1996,

BETWEEN:

                  ENERGY FUELS, LTD., a limited partnership organized under the laws of the State of Colorado, with an office at Suite 900 - 1515 Arapahoe Street, Denver, Colorado 80202

                    (hereinafter called "EFL" or a "Vendor")



                  ENERGY FUELS EXPLORATION CO., a corporation incorporated under the laws of the State of Colorado, with an office at Suite 900 - 1515 Arapahoe Street, Denver, Colorado 80202

                  (hereinafter called "EFEX" or a "Vendor")



                  ENERGY FUELS NUCLEAR, INC, a corporation incorporated under the laws of the State of Colorado with an office at Suite 900
                  - 1515 Arapahoe Street, Denver, Colorado 80202

                  (hereinafter called "EFN" or a "Vendor" and, together with EFL and EFEX, collectively the "Vendors")

AND:

                  INTERNATIONAL URANIUM HOLDINGS CORPORATION, a corporation incorporated under the laws of the State of Delaware with an office at 1320 - 885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3E8

                  (hereinafter called the "Purchaser").


WHEREAS:


A. The Vendors own, lease or have an interest in, either directly or indirectly, certain uranium properties and mines located in Colorado, Arizona, Utah, Wyoming, South Dakota and

Mongolia, a uranium processing mill in Utah, a joint venture with certain Russian entities, certain uranium purchase and sale contracts and related assets and businesses;

B. EFL and EFEX each filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on February 23, 1995 in the United States Bankruptcy Court for the District of Colorado, and each currently remains in possession of its assets as a debtor-in-possession; and

C. The Vendors wish to sell, and the Purchaser or its nominee or nominees wish to purchase, such assets from the Vendors on the terms and conditions set out below,

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements of the respective parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:


                   SECTION 1 - DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement including the recitals hereof and the schedules attached hereto, the following words and expressions have the following meanings:

       (a) "AFFILIATE" has the meaning set out in Rule 405 promulgated under the United States Securities Act of 1933 as amended;

       (b) "AGREEMENT" means this document, including the recitals hereto and all schedules referred to herein and attached hereto, all as may be amended from time to time by a signed agreement in writing between the Vendors and the Purchaser;

       (c) "ARGUNEXCO JOINT VENTURE" means the joint venture for the mining, processing and marketing of uranium ore and uranium oxides between EFEX, the Priargunsky Gorno-Himichesky Kombinat, the Chitea Region Property Committee and Techsnabexport;

       (d) "ARIZONA 1 MINE" means the Arizona 1 Mine located in the Arizona Strip area of Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, any ore stockpiles, Equipment, Buildings and Other Assets;

       (e) "ARIZONA STRIP EXPLORATION PROPERTIES" means certain uranium exploration properties located in the Arizona Strip area in Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (f) "ASP" means Arizona Strip Partners L.P., a limited partnership organized under the laws of the State of Delaware;

       (g) "ASP ASSETS" means all of the assets and business of ASP (other than Excluded Assets), including, without limitation:

                          (i)  the Canyon Mine;

                         (ii)  the Arizona Strip Exploration Properties; and

                        (iii)  the Hermit Mine;

       (h) "ASSUMED OBLIGATIONS" means all obligations and Liabilities of the Vendors and the Subsidiaries under, arising from or imposed with respect to:

                          (i)   all Contracts (other than Excluded Assets);

                         (ii)   all Permits and Licenses;

                        (iii)   all Environmental and Reclamation Obligations;

                         (iv)   the Permitted Encumbrances; and

                          (v)   the Surety Bonds;

       and without limiting the generality of the foregoing:

                          (i) all amounts owing by ASP under the note payable to Mace Trust relating to the purchase of the Lands for the Fredonia Field Office; and

                         (ii) all amounts owing by H-B in connection with the purchase of the Lands included as part of the Mill;

                  but the Purchaser and its nominees shall not assume any other Liabilities or obligations of any of the Vendors or the Subsidiaries including, without limitation, the Revolving Loan, the Term Loan and the Option Agreement. For greater clarification, such Assumed Obligations do not include:

                          (i) any obligations or Liabilities arising from or related to the Colorado State School of Mines situation or the Day Loma Property;

                         (ii) any wages, salaries, benefits or other Liability to any of the Employees and any benefit, bonus, profit-sharing, retirement income, termination, severance, dental, medical disability, health, pension or other plans, programs, policies or other arrangements in place for the benefit or advantage of the Employees;

                         (iii) any Liability of the Vendors to any state, federal, county or other taxing authority relating to or arising from the Purchased Assets or the Business incurred, accrued or arising prior to Closing;

                          (iv) any obligations or Liability to KKL, KKG, NOK or P-H (other than the Swiss Royalty) under or in connection with the Dissolution Agreement and all related documents (including, without limitation, the Release and Indemnity Agreement dated June 12, 1996); and

                           (v) any Liability or obligation arising from or relating to the Dial Litigation or the Bradford Litigation;

       (i) "AZ1" means Arizona 1 Partners, Limited Partners, a limited partnership organized under the laws of the State of Delaware;

       (j) "AZ1 ASSETS" means all of the assets and business of AZ1 (other than Excluded Assets) including, without limitation, the Arizona 1 Mine;

       (k) "BANKRUPTCY CASE" means the bankruptcy proceedings being jointly administered before the United States Bankruptcy Court for the District of Colorado whereby EFL and EFEX are the Debtors and known as case numbers 95-11645-CEM and 95-11648- CEM;

       (l) "BANKRUPTCY CODE" means Title 11 of the United States Code, 11 U.S.C. '101, et seq., as it may be amended from time to time during the Bankruptcy Case;

       (m) "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Colorado and any other court of competent jurisdiction;

       (n) "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Bankruptcy Case, promulgated under 28 U.S.C. '2075 of the United States Code and the local rules for the Bankruptcy Court and the District Court for the District of Colorado;

       (o) "BONDING SECURITY" means the collateral for the Surety Bonds, as more particularly described in Schedule "J" hereto;

       (p) "BOOKS AND RECORDS" means all books, records, files, documents and other written information relating to the Purchased Assets or the Business which are situated at any of the offices of the Vendors or the Subsidiaries or any of the Field Offices including, without limitation, the following:

                      (i)       the Information Materials;

                     (ii)       personnel records of existing employees; and

                    (iii) correspondence files relating to the Purchased Assets and Business;

                  but excluding information from accounting, tax and litigation files provided such information is retained and made available to Purchaser as required under section 11.7;

       (q) "BOOK VALUE" means the amount of all assets as recorded on the Purchaser's books less the amount of all liabilities recorded on the Purchaser's books (excluding from such liabilities any and all subordinated debt owed by the Purchaser to any Affiliate), which assets and liabilities shall be recorded in accordance with United States generally accepted accounting principles;

       (r)        "BRADFORD LITIGATION" means the case known as Bradford et al
                  v. Sayre et al pending before the United States District Court for the District of Utah, Civil Action No. 2:96CV 0563G;

       (s) "BRIDGE LOAN" means the bridge loan of up to $2,000,000 to EFL by International Uranium Corporation in accordance with those terms and conditions set forth in the letter attached hereto as Schedule "W";

       (t) "BUILDINGS" means the mining and processing facilities, storage facilities, offices and all other buildings, structures, infrastructure and fixtures situated on the Lands or on any of the Mineral Rights, including all fixtures and improvements forming part thereof, but excluding the Excluded Assets;

       (u) "BULLFROG PROPERTY" means the Bullfrog property located in Utah approximately 130 road miles west of the Mill, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (v) "BUSINESS" means all business carried on by any of the Vendors or the Subsidiaries in connection with the Purchased Assets including, without limitation, the uranium and vanadium exploration, mining, milling, purchasing and selling business currently carried on by the Vendors and the Subsidiaries in connection with the Purchased Assets;

       (w) "BUSINESS DAY" means any day other than a Saturday, Sunday or any statutory holiday in the State of Colorado;

       (x) "CAMECO AGREEMENT" means the agreement between Cameco Corporation and EFEX dated April 25, 1989 for the purchase by EFEX of U308 from Cameco including the letter agreement dated March 20, 1996 between EFEX and Cameco but excluding the supplemental agreement dated September 23, 1996;

       (y) "CAMECO MATCHING SALES AGREEMENTS" means the sales agreements entered into or which may be entered into between EFEX and purchasers of uranium from time to time which match EFEX's purchase obligations under the Cameco Agreement after January 1, 1997;

       (z) "CANYON MINE" means the Canyon Mine located near the south rim of the Grand Canyon in Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, any ore stockpiles, Equipment, Buildings and Other Assets;

       (aa) "CASH COLLATERAL" means the Bonding Security that is in the form of cash;

       (ab)       "CHARTER DOCUMENTS" means Articles, Articles of
                  Incorporation, Memorandum, Memorandum of Association, Articles of Association, By-laws or any similar charter or organizational document of a corporate or other entity;

       (ac) "CLAIM" means any and all debts, claims, actions, lawsuits, causes of action, demands, notices and obligations of whatsoever nature and howsoever incurred;

       (ad) "CLOSING" means the completion of the sale of the Purchased Assets and Business to the Purchaser or its nominee or nominees pursuant to paragraph 8.2 herein;

       (ae) "CLOSING DATE" means the date specified in paragraph 8.1 as the date for completion of the Closing;

       (af) "COLORADO PROPERTIES" means all of the mines and mineral properties in the Colorado plateau area of Colorado and Utah including, without limitation, the Sunday, Carnation, St. Jude, West Sunday, Snowball, Pandora, Beaver, Hecla JV, La Sal, Rim and Humbug Mines; the Redd Block 4, any rights H-B has in the Cam 19 and 20 properties, and the Topaz, Van 4, Monogram, Jo Dandy,

                  Burro Canyon, Paradox D, Thunderbolt, Deer Creek (East), East Canyon, Marysvale Area, and the CSR-10 properties; and the Egnar Plains and Dolores properties, together with all associated Lands, Permits and Licenses, Mineral Rights, ore stockpiles, Equipment, Buildings and Other Assets;

       (ag) "COMMITTEE" means the Official Joint Creditors' Committee For The Jointly Administered Bankruptcy Estates of CSI Enterprises, et al.;

       (ah) "CONTRACTS" means all those licenses, leases, franchises, contracts, agreements, engagements or commitments, whether written or oral, relating to the Purchased Assets or the Business to which any of the Vendors or any of the Subsidiaries is a party and which are listed on Schedule "D";

       (ai) "CRP" means Cheyenne River Partners, L.P., a limited partnership organized under the laws of the State of Delaware;

       (aj) "CRP ASSETS" means all of the assets and business of CRP (other than the Excluded Assets) including, without limitation:

                     (i) the Reno Creek Project;

                    (ii) the Dewey Burdock Property; and

                   (iii) the Gillette Field Office;

       (ak) "DEWEY-BURDOCK PROPERTY" means the Dewey-Burdock in-situ leach uranium prospect located along the southwest flank of the Black Hills, near the South Dakota/Wyoming border, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (al)       "DIAL LITIGATION" means the case known as Sharon Dial et al
                  v. Energy Fuels Mining Joint Venture et al, pending before the Third Judicial District Court, Salt Lake County, State of Utah, Civil No. 960902608PI;

       (am) "DISSOLUTION AGREEMENT" means the agreement made, as of the 12th day of June 1995, among EFL, EFEX, KKG, KKL, NOK and P-H, and related agreements and instruments under which the parties agreed, among other things, to refurbish the Mill and to process certain stockpiled uranium ore, and upon the Mill Run Completion Date, as defined therein, KKG, KKL, NOK and P-H agreed to the distribution of Residual Partnership Assets as defined therein, to EFL subject to the distribution by the Subsidiaries to KKL, NOK and KKG of the Swiss Royalty, as approved by the Bankruptcy Court pursuant to an order dated May 30, 1995;

       (an) "DOVE CREEK FIELD OFFICE" means all Lands, Permits and Licenses, Buildings, Equipment, and Other Assets comprising or associated with the Dove Creek field office in Colorado;

       (ao) "EARNEST MONEY ESCROW AGREEMENT" means that certain escrow agreement dated November 4, 1996 by and among Rio Frio Holdings, Inc. as assigned to the Purchaser, the Vendors and Colorado National Bank refered to in paragraph 3.1;

       (ap) "EFFECTIVE DATE" has the meaning set out in paragraph 2.3 hereof;

       (aq) "EFFECTIVE TIME" means 12:01 a.m. mountain standard time on the Effective Date;

       (ar) "EFEX ROYALTY" means a royalty payable to EFEX or any other party on U308 pursuant to the terms and conditions of the Master Conveyance and Royalty Agreement dated October 1, 1984 between EFEX and ASP;

       (as) "EMPLOYEES" means all employees of the Vendors and the Subsidiaries who are employed in the Business at the Effective Date, which as at the date hereof are the individuals listed in Schedule "A" hereto;

       (at) "EMPLOYEE RECEIVABLES" means all amounts, if any, owing to any of the Vendors or Subsidiaries by Employees who agree to become employed by the Purchaser or its nominee, that are outstanding at the Effective Date including, without limitation, housing loans made by any of the Vendors or Subsidiaries to such Employees;

       (au) "ENCUMBRANCES" means and includes, whether or not registered or recorded, any and all:

                         (i) mortgages, assignments of rent, liens, licenses, leases, charges, security interests, hypothecations and pledges, whether fixed or floating, against property (whether real, personal, mixed, tangible or intangible), or conditional sales contracts or title retention agreements or equipment trusts or financing leases relating thereto, or any subordination to any right or claim of others in respect thereof;

                         (ii) Claims, interests and estates against or in property (whether real, personal, mixed, tangible or intangible) including easements, rights-of-way, servitudes or other similar rights in property granted to or reserved or taken by any person or any governmental body or authority;

                         (iii) any option or other right to acquire, or acquire any interest in, any property;

                          (iv)  any royalties; and

                           (v)  other liens, charges or encumbrances of
                                whatsoever nature and kind against property
                                (whether real, personal, mixed, tangible or intangible);

       (av) "ENVIRONMENTAL AND RECLAMATION OBLIGATIONS" means all Environmental Contamination and reclamation obligations arising in, on or under any of the Purchased Assets, whether or not such Environmental Contamination has migrated off of the Purchased Assets by wind, water flow, gravity or other natural forces ("Natural Forces"). For greater clarification, Environmental and Reclamation Obligations include, without limitation, the reclamation and decommissioning obligations associated with the Mill and reclamation obligations and related Liabilities associated with the U.S. Mining and Exploration Properties. For greater clarification, Environmental and Reclamation Obligations do not include: (i) any Environmental Contamination and Liabilities relating to or arising from any use, handling, storage, treatment, transportation or disposal of Hazardous Materials by other than Natural Forces which is not in, on or under any of the Purchased Assets; or (ii) Environmental Contamination or Liabilities related to or arising from the Colorado State School of Mines situation or the Day Loma Property;

       (aw) "ENVIRONMENTAL CONTAMINATION" means the discharge, emission, leaking, spilling, pumping, pouring, injecting, escaping, dumping, leaching, release or disposal into the environment at any time prior to the Effective Time including, without limitation, land, air and water, of Hazardous Materials or other materials so as to result in a violation of any Environmental Laws;

       (ax) "ENVIRONMENTAL LAWS" means federal, state and local laws, statutes, ordinances, regulations and rules, or any permits and orders of any governmental or regulatory authority and common law in force from time to time prior to the Effective Time with respect to environmental protection and Hazardous Materials;

       (ay) "EQUIPMENT" means all Supplies and all machinery, equipment, automobiles, trucks, bulldozers, shovels, trailers, tractors, office equipment, computer hardware and software, yard equipment, furniture, furnishings and tools of all kinds owned by any of the Vendors (and related to the Purchased Assets or the Business) or owned by any of the Subsidiaries, whether or not situated on the Lands or on any Mineral Rights on the Closing Date, and used or intended for use in connection with the Purchased Assets or the Business, including, without limitation, the machinery, equipment and other property described in Schedule "B" hereto but excluding the Excluded Assets;

       (az)       "EQUIPMENT COSTS" means:

                     (i) for the purposes of the Mill property, the cost of the property as shown on the Vendors' books, which is 30% of the cost of the property;

                    (ii) for the purposes of Equipment acquired from Umetco, the Vendors' estimate of value; and

                   (iii) for all other Equipment, the amount shown on the Vendors' books;

           (ba)   "ESCROW AGENT" means Colorado National Bank;

           (bb) "ESCROW AGREEMENT" means the escrow agreement referred to in paragraph 3.5 and scheduled hereto as Schedule "C";

           (bc) "EXCLUDED ASSETS" means all of the Vendors' and the Subsidiaries' right, title and interest in, to and under:

                   (i) any cash or receivable held by any of the Vendors or the Subsidiaries (other than the Cash Collateral and all receivables, U308, cash and cash proceeds derived, directly or indirectly, from the Processing Contract);

                  (ii) any agreements, that are not Contracts, under which any of the Vendors or the Subsidiaries have the right or obligation to supply U308 to any Vendor or Affiliate of a Vendor or any third parties;

                 (iii) the matched sales agreement dated November 29, 1994 between EFEX and Peco Energy Company;

                  (iv)     the Option Agreement;

                   (v)     the URI Agreement;

                    (vi) any agreements not necessary for the reasonable operation of any of the Purchased Assets or Business that are not listed on Schedule "D";

                   (vii) the Mill Run Inventories and all other uranium inventories owned by the Vendors, the Subsidiaries or the Swiss Utilities (other than U308 derived from the performance of the Processing Contract and the proceeds thereof);

                  (viii) such other assets of the Vendors and the Subsidiaries that are not identified as Purchased Assets;

                    (ix) any intercompany accounts payable or receivable by or between any of the Vendors and the Subsidiaries, provided further that the Purchaser shall not be responsible for any outstanding intercompany accounts payable of any of the Vendors or the Subsidiaries;

                     (x)   the Employee Receivables;

                    (xi) Vendors' equity interest in JRA Sports and Nuclear Developers, Ltd.;

                   (xii)   the Pathfinder J.V.;

                  (xiii) the property or properties commonly referred to as the Day Loma property and any entity that holds any of such properties; and

                   (xiv)   the Pete and RePete properties;

       (bd) "EXISTING ROYALTIES" means the lessors' royalties, overriding royalties, reversionary interests and similar burdens granted in accordance with normal and customary practice listed in Schedule "E" hereto, which for greater certainty, shall not include: (i) royalties held by entities owned or controlled, directly or indirectly, by Oren Benton or which otherwise are insiders (as that term is defined in the United States Bankruptcy Code) of Oren Benton; (ii) royalties granted to collateralize any outstanding obligation of any kind to any entity or (iii) any recoupment claim or royalty owed by any of the Vendors or Subsidiaries to Nuclear Developers, Ltd.;

       (be) "FIELD OFFICES" means the Grand Junction Field Office, the Fredonia Field Office, the Gillette Field Office, the Dove Creek Field Office and the Nucla Field Office;

       (bf) "FOUNDING AGREEMENT" means the agreement dated January 15, 1994 between EFEX, the state owned Russian geological concern Geologorazvedka and the Ministry of

                  Geology and Mineral Resources of Mongolia through its designated representative URAN, relating to the establishment of a joint venture company to pursue the exploration of uranium in the Gobi region of Mongolia;

       (bg) "FREDONIA FIELD OFFICE" means all Lands, Permits and Licenses, Buildings, Equipment and Other Assets comprising or associated with the Fredonia Field Office;

       (bh) "GILLETTE FIELD OFFICE" means all Lands, Permits and Licenses, Buildings, Equipment and Other Assets comprising or associated with the field office in Gillette, Wyoming;

       (bi) "GOBI REGION MINERAL AGREEMENT" means the mineral agreement dated January 15, 1994 among EFEX, the Ministry of Geology and Mineral Resources of Mongolia and the state owned Russian geological concern Geologorazvedka relating to the exploration for uranium in the Gobi region of Mongolia;

       (bj)       "GOODWILL" means the goodwill attributable to the Business;

       (bk) "GRAND JUNCTION FIELD OFFICE" means all Lands, Permits and Licenses, Buildings, Equipment and Other Assets comprising or associated with the Grand Junction Field Office;

       (bl) "H-B" means Hanksville-Blanding Limited Partnership, a limited partnership organized under the laws of the State of Delaware;

       (bm) "H-B ASSETS" means all of the assets and business of H-B (other than Excluded Assets) including, without limitation:

                      (i)  the Mill;

                     (ii)  the UMETCO Note;

                    (iii)  the Pinenut Mine;

                     (iv)  the Bullfrog Property;

                      (v)  the Colorado Properties;

                     (vi)  the Pigeon Mine;

                    (vii)  the Three Hack Canyon Mines;

                   (viii)  the Grand Junction Field Office;

                     (ix)  the Fredonia Field Office;

                     (x)   the Dove Creek Field Office;

                    (xi)   the Nucla Field Office;

                   (xii) the Processing Contract and all revenues and U3O8 derived from the performance of the Processing Contract, whether or not accrued or paid to the Vendors before or after the Effective Date, other than U3O8 used to pay the transportation costs directly associated with the Processing Contract; and

                  (xiii)   the Waste Processing Contracts;

       (bn) "HAZARDOUS MATERIALS" means any hazardous, toxic or radioactive substance, material or waste, asbestos, urea formaldehyde, petroleum hydrocarbons, pollutants, contaminants and other substances, materials and wastes of any kind, including, without limitation, special wastes, compounds known as chlorobiphenyls, and any substance, material or waste the use, storage, manufacture, treatment, generation, transport, or disposal of which is prohibited, controlled, regulated or licensed under Environmental Laws;

       (bo) "HERMIT MINE" means the Hermit mine located in the Arizona Strip area of Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (bp) "HOLDBACK" means the amount of $1,500,000 deposited with the Escrow Agent under the Escrow Agreement, pursuant to paragraph 3.3(b) below;

       (bq) "HOLDBACK CLAIM" means any claim by the Purchaser against any of the Vendors for any alleged breach of a representation, warranty, covenant or other obligation under this Agreement including, without limitation, a claim of indemnification as set forth in paragraph 11.2 below;

       (br) "INFORMATION MATERIALS" means all the drawings, plans, reports, records, agreements, exploration results and other documents and materials relating to the Purchased Assets or the Business owned by the Vendors or the Subsidiaries or otherwise situated at any of the offices of the Vendors or the Subsidiaries or any of the Field Offices at the date hereof, together with such additional similar documents and materials as may be added thereto before the Closing Date;

       (bs) "INTELLECTUAL PROPERTY" means all trade or brand names, business names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, logos, design marks, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, that are owned by: (i) any of the Vendors and related to the Purchased Assets or Business; or (ii) any of the Subsidiaries;

       (bt) "INTERIM STATEMENT OF ADJUSTMENTS" means the Interim Statement of Adjustments described in paragraph 3.7(d) below;

       (bu) "INTERNAL REVENUE CODE" means the United States Internal Revenue Code of 1986, as amended;

       (bv) "JAPANESE CONTRACTS" means the Agreement for the Sale and Purchase of Uranium Concentrates dated August 19, 1991 by and between EFEX and Kyushu Electric Power Company, the Agreement for the Sale and Purchase of Uranium Concentrates dated June 24, 1991 by and between EFEX and Chubu Electric Power Company and the Agency Agreement dated June 15, 1989 by and between Sumitomo Corporation and EFEX (but specifically excluding any other contracts with Sumitomo);

       (bw) "JOINTLY ADMINISTERED BANKRUPTCY CASES" means the jointly administered bankruptcy proceedings of EFL, EFEX, Oren Benton, Nuexco Trading Corporation, CSI Enterprises, Inc. and Energy Fuels Mining Joint Venture;

       (bx) "KANAB NORTH MINE" means the Kanab North mine located in the Arizona Strip area of Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (by) "KKG" means KERNKRAFTWERK GOESGEN-DAENIKEN AG, a Swiss corporation;

       (bz)       "KKL" means KERNKRAFTWERK LEIBSTADT AG, a Swiss corporation;

       (ca) "KNP" means Kanab North Partners, Limited Partnership, a limited partnership organized under the laws of the State of Delaware;

       (cb) "KNP ASSETS" means all of the assets and business of KNP (other than Excluded Assets) including, without limitation:

                           (i)         the Kanab North Mine; and

                           (ii)        the KNP Exploration Properties;

       (cc)       "KNP EXPLORATION PROPERTIES" means certain mineral
                   exploration properties, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (cd)       "LANDS" means the fee simple lands (other than patented
                   mining claims) and premises described in Schedule "F" hereto and all plants, improvements, appurtenances and fixtures situated thereon or forming part thereof including, without limitation:

                   (i)     the Buildings situated thereon; and

                   (ii) all reserves or uranium in situ within, upon or under such lands;

                  but does not include the Excluded Assets.

       (ce)       "LIABILITY" means any:

                   (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or

                   (ii) right to an equitable remedy or breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured;

       (cf) "LIMESTONE PROJECT" means the Limestone project, including the Tad claims, as well as the Shupe property near Moab, Utah, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment and Other Assets;

       (cg) "LIQUIDATION" means the dissolution and completion of winding up of each of H-B, CRP,ASP, AZ1 and KNP in accordance with the Dissolution Agreement and related agreements and instruments prior to the Closing;

       (ch) "MATERIAL CONTRACTS" means all executory agreements, other than the Existing Royalties or Excluded Assets, which are material to the Vendors or the Subsidiaries. For the purposes of this Agreement, a contract shall be Material if:

                   (i) performance of any right or obligation by any party to such contract (other than a contract with a customer in the ordinary course of business) may occur over a period of time greater than one year, or

                   (ii) if an expenditure, receipt or transfer or other disposition of property or Liability with a value of greater than $50,000 may arise under such contract (other than a contract with a customer in the ordinary course of business), or

                   (iii) if such contract has been entered into outside of the ordinary course of business;

       (ci) "MILL" means the White Mesa Mill, a fully permitted 2,000-ton per day uranium mill with an associated vanadium recovery process facility and tailings system, near Blanding, Utah, together with all associated Lands, Permits and Licenses, Mineral Rights, ore stockpiles, Equipment, Buildings and Other Assets;

       (cj) "MILL BOND" means the bond required under applicable law to be maintained in connection with the Mill, currently posted by Umetco and Union Carbide Corporation;

       (ck) "MILL RUN COMPLETION DATE" has the meaning set forth in the Dissolution Agreement;

       (cl) "MILL RUN INVENTORIES" means the inventories of U3O8 acquired by EFL as a result of the 1995 Mill Run;

       (cm) "MINERAL RIGHTS" means all water, water wells, water rights, mining claims (patented or unpatented), mining leases, mineral interests, surface interests, surface agreements, easements, reserves or any other mineral interest including, without limitation, the Mineral Rights set out in Schedule "G" hereto;

       (cn) "MONGOLIAN EXPENDITURES" means the expenditures made by EFEX up to the Closing to meet its obligations under the Mongolian Joint Venture, such expenditures to be made in accordance with and not to exceed the 1996 budget approved by the Mongolian Joint Venture, a copy of which is attached as Schedule "H" hereto, and any future budget for the calendar year 1997 that is approved by the Mongolian Joint Venture prior to Closing with the consent of Purchaser as set forth in Section 6.1(b);

       (co) "MONGOLIAN JOINT VENTURE" means Gurvan Saihan, BBHK, a Mongolian limited liability company, together with the Gobi Region Mineral Agreement and the Founding Agreement;

       (cp) "MONGOLIAN JOINT VENTURE INTEREST" means EFEX's interest in the Mongolian Joint Venture and any related rights and assets associated therewith that are owned by EFEX;

       (cq) "NOK" means NORDOSTSCHWEIZERISCHE KRAFTWERKE AG, a Swiss corporation;

       (cr) "NUCLA FIELD OFFICE" means all Lands, Permits and Licenses, Buildings, Equipment and Other Assets comprising or associated with the Nucla field office in Colorado;

       (cs) "OPTION AGREEMENT" means the agreement dated May 1, 1990 between EFL on behalf of and as the sole general partner of H- B, and on behalf of and as one of the general partners of ASP, of the first part, and KKL of the second part, under which, among other things, EFL, on behalf of H-B and ASP, granted to KKL the right and option to participate in the development, mining and milling of up to two uranium bearing ore bodies within a specified area of interest;

       (ct) "OTHER ASSETS" means all of the Vendors' and Subsidiaries' right, title and interest in and to all other assets, not otherwise specifically mentioned or defined in this Agreement, used by or relating to the Purchased Assets or the Business, but excluding the Excluded Assets;

       (cu)       "P-H" means P-H Holding, Inc., a Delaware corporation;

       (cv) "PATHFINDER J.V." means the joint venture between ASP and Pathfinder Mines under which ASP has or had a 50% joint venture interest, and Pathfinder Mines has or had a 50% joint venture interest;

       (cw) "PERMITTED CAPITAL EXPENDITURES" means the Mongolian Expenditures and the Processing Contract Expenditures;

       (cx) "PERMITS AND LICENSES" means all licenses, consents, permits, authorities, approvals, certificates, rights of way, registrations and other rights relating to the operation, ownership or leasing of the Purchased Assets or the operation of the Business, all of which are described in Schedule "I" hereto, including, without limitation, all of the permits and licenses relating to the Mill and all of the mines, all highway access and crossing permits and right of way and easement crossing agreements relating thereto and also including, without limitation, the environmental permits, water licenses, mining permits and reclamation permits;

       (cy)       "PERMITTED ENCUMBRANCES" means:

                     (i)   the Swiss Royalty;

                    (ii)   the Bonding Security;

                   (iii)   the Existing Royalties;

                    (iv)   the EFEX Royalty;

                     (v)   [this section intentionally left blank]

                    (vi) those liens and security interests, if any, conveyed to secure all amounts owing by ASP under the note payable to Mace Trust relating to the purchase of the lands for the Fredonia Field Office;

                   (vii) those liens and security interests, if any, conveyed to secure all amounts owing by H-B in connection with the purchase of the lands included as part of the White Mesa Mill;

                  (viii) the conventional rights of reassignment upon the surrender or expiration of any lease;

                    (ix) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, provided that they do not interfere materially with the operation of the Business or the use of the Purchased Assets in connection with the Business;

                     (x) those encumbrances in the nature of customary defects expected to be encountered in the area involved and customarily acceptable to prudent operators and interest owners in that area, including defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey or failure to record releases of liens, or mortgages that have expired of their own terms or which through the passage of time or statute are no longer enforceable, or other defects that either as a practical matter have not resulted and are not likely to result in a material claim or are considered waivable under local bar association-approved title standards or customary title practices in the area; and

                  (xi)     any security for the Bridge Loan;

       (cz) "PERSON" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a federal, state or local government agency or instrumentality;

       (da) "PIGEON MINE" means the reclaimed Pigeon Mine located in the Arizona Strip area of Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings, ore stockpiles and Other Assets;

       (db) "PINENUT MINE" means the Pinenut Mine located in the Arizona Strip area of Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings, ore stockpiles and Other Assets;

       (dc) "PREPAID EXPENSES" means all prepaid expenses of the Vendors and the Subsidiaries relating to the Business or the ownership, leasing or operation of the Purchased Assets that are paid by the Vendors or the Subsidiaries prior to Closing but which relate to the ownership or leasing of the Purchased Assets or the carrying on of the Business subsequent to Closing, including without limitation any amounts actually spent on the Mongolian Joint Venture Interest prior to Closing that are in satisfaction of budgeted items that apply after Closing and prepaid royalties;

       (dd) "PROCESSING CONTRACT" means the processing contract dated September 1, 1995 between EFN acting on behalf of H-B and Converdyn acting on behalf of Allied Signal Inc., relating to the processing of uranium bearing calcium fluoride;

       (de) "PROCESSING CONTRACT EXPENDITURES" means all the costs and expenditures required to be made,or that have been made, by the Vendors or the Subsidiaries to perform their obligations under the Processing Contract up until Closing, excluding any Mill and headquarters overhead;

       (df) "PROCESSING CONTRACT U308 AND PROCEEDS" means all U308 and other proceeds or revenues derived by the Vendors or the Subsidiaries from the performance of the Processing Contract up until Closing;

       (dg) "PROCESSING CONTRACT PRICE ADJUSTMENT AMOUNT" means the direct costs and expenditures required to be made, or that have been made, by the Vendors and the Subsidiaries to perform their obligations under the Processing

                  Contract but excluding any Mill and headquarters overhead and the value of U3O8 (as valued at the date of payment) used to pay the transportation costs directly associated with the Processing Contract. For greater certainty, the Processing Contract Price Adjustment Amount is approximately $1,200,000;

       (dh) "PURCHASE PRICE" means the aggregate of the amounts payable by the Purchaser to the Vendors for the Purchased Assets, as set forth in paragraph 3.2;

       (di)       "PURCHASED ASSETS" means collectively:

                       (i) the U.S. Mining and Exploration Properties;

                      (ii) the Argunexco Joint Venture;

                     (iii) the Bonding Security;

                      (iv) the Books and Records;

                       (v) the Buildings;

                      (vi) the Cameco Agreement (but only with respect to post
                           1996 deliveries);

                     (vii) the Cameco Matching Sales Agreements (but only with
                           respect to post 1996 deliveries);

                    (viii) the Contracts;

                      (ix) the EFEX Royalty;

                       (x) the Equipment;

                      (xi) the Field Offices;

                     (xii) the Goodwill;

                    (xiii) the Information Materials;

                     (xiv) the Intellectual Property;

                      (xv) the Japanese Contracts (but only with respect to
                           post 1996 deliveries);

                     (xvi) the Lands;

                    (xvii) the Mill;

                   (xviii) the Mineral Rights;

                     (xix) the Mongolian Joint Venture Interest;

                      (xx) the Other Assets;

                     (xxi) the Permits and Licenses;

                    (xxii) the Prepaid Expenses;

                   (xxiii) the Processing Contract U308 and Proceeds;

                    (xxiv) the Supplies;

                     (xxv) the Surety Bonds;

                    (xxvi) the UMETCO Note;

                   (xxvii) the Warranties;

                  (xxviii) the Waste Processing Contracts;

                    (xxix) all intangibles and other assets comprised in the
                           Business that are not otherwise described herein;
                           and

                     (xxx) all ASP Assets, AZI Assets, CRP Assets, H-B Assets
                           and KNP Assets not referred to elsewhere in this definition including, without limitation, any contract entered into by any of the Vendors or the Subsidiaries after September 15, 1996 but prior to the Closing and which contract is approved by Purchaser;

                  but does not include any of the Excluded Assets:

       (dj) "RENO CREEK PROJECT" means the Reno Creek project located in the Powder River Basin of Wyoming and consisting of approximately 8,000 acres of uranium mineral leases and claims containing U308 reserves recoverable by in-situ leaching methods, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and all Other Assets;

       (dk) "REVOLVING LOAN" means the revolving loan not to exceed the amount of $8,000,000 plus interest provided by KKG, KKL and NOK in connection with the 1995 Mill Run, secured by the Revolving Loan Security and to be paid out of the Subsidiaries' Inventories;

       (dl) "REVOLVING LOAN SECURITY" means the security for the Revolving Loan, being a first lien and security interest on certain assets of EFL, H-B, CRP, ASP, AZ1 and KNP;

       (dm)       "SUBSIDIARIES" means, collectively, H-B, ASP, CRP, AZ1 and
                  KNP;

       (dn) "SUPPLIES" means the Vendors' and Subsidiaries' ownership interest in all operating stores, fuel and lubricants, processing materials, spare parts and supplies, whether or not recorded on the books of the Vendors or Subsidiaries as inventory and whether or not situated on the Lands or Mineral Rights on the Closing Date, used or intended for use in connection with the Purchased Assets or Business, but does not include any Excluded Assets;

       (do) "SURETY BONDS" means the surety bonds to secure the estimated environmental and reclamation costs of the Mill and the other Purchased Assets, as more fully detailed in Schedule "J" hereto;

       (dp) "SWISS ROYALTY" means the royalty to be distributed by the Subsidiaries, upon the Mill Run Completion Date and Liquidation, to KKL, KKG and NOK, pursuant to the Dissolution Agreement of 9% of yellowcake and 5% of all other minerals produced in the future from any of the mining properties of H- B, ASP, CRP, and AZ1 , documented by royalty deeds following generally the format shown in the royalty deed attached as Schedule "P", with the form of the executed royalty deeds to be approved by the Purchaser. For greater clarification, other than the royalty and other obligations set forth in the Swiss Royalty deeds, the Swiss Royalty does not include any obligation or liability under the Dissolution Agreement and related documents (including, without limitation, the Release and Indemnity Agreement dated June 12, 1995);

       (dq)       "SWISS UTILITIES" means KKG, KKL, NOK and P-H;

       (dr) "TAX OR TAXES" means all taxes, charges, fees, levies, or other assessments including, without limitation, all federal, state, local or foreign income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property (real or personal), production, windfall profits, premium, environmental (including taxes under Section 59A of the Internal Revenue Code), capital stock, disability, registration, alternative or added-on minimum, or other taxes, customs duties, fees, assessments or charges of any kind whatsoever including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts, whether disputed or not, imposed by any taxing authority, domestic or foreign.

       (ds) "TERM LOAN" means the term loan in the amount of $1,000,000 plus interest provided by KKL, KKG and NOK to the Subsidiaries to fund the Subsidiaries' ongoing efforts to maintain and market their assets, secured by the Term Loan Security;

       (dt) "TERM LOAN SECURITY" means the security for the Term Loan, being a first lien and security interest on all assets of H-B, CRP, ASP, AZ1 and KNP;

       (du) "THREE HACK CANYON MINES" means the reclaimed three Hack Canyon mines in the Arizona Strip area of Arizona, together with all associated Lands, Permits and Licenses, Mineral Rights, Equipment, Buildings and Other Assets;

       (dv) "UMETCO NOTE" means a note receivable from Union Carbide Chemicals and Plastics Company, Inc., the parent corporation of Umetco Minerals Corporation ("Umetco"), in the principal amount of $14,500,000 plus accrued interest, which note shall accrue interest at the then current reference rate of interest as published by Chemical Bank and be due and payable in accordance with the terms and conditions set forth in paragraph 7.1(o);

       (dw) "UMETCO AGREEMENT" means the Acquisition Agreement dated May 17, 1994 under which EFL, as general partner for H-B, acquired, among other things, Umetco's interest in the Mill and certain properties;

       (dx) "UMETCO SECURITY AGREEMENT" means the security agreement granted to Umetco to secure H-B's obligations under that certain Acquisition Agreement dated May 17, 1994;

       (dy) "URI AGREEMENT" means the agreement, dated November 18, 1994, between Uranium Resources, Inc. ("URI") and EFL, pursuant to which EFL agreed to sell to URI a 45% general partnership interest in CRP in consideration of the issuance by URI to EFL of 360,000 shares of URI, at a closing date to be agreed upon;

       (dz)       "US MINING AND EXPLORATION PROPERTIES" means:

                   (i)     the Arizona 1 Mine;

                   (ii)    the Arizona Strip Exploration Properties;

                   (iii)   the Bullfrog Property;

                   (iv)    the Canyon Mine;

                   (v)     the Colorado Properties;

                   (vi)    the Dewey-Burdock Property;

                   (vii)   the Hermit Mine;

                   (viii)  the Kanab North Mine;

                   (ix)    the KNP Exploration Properties;

                   (x)     the Limestone Project;

                   (xi)    the Pigeon Mine;

                   (xii)   the Pinenut Mine;

                   (xiii)  the Reno Creek Project; and

                   (xiv)   the Three Hack Canyon Mines;

       (ea) "U308" means dry uranium concentrate which meets current uranium concentrate specifications;

       (eb) "WARRANTIES" means the Vendors' or any of the Subsidiaries' right, title and interest in, to and under all warranties, guarantees or indemnities granted to or issued in favor of any of the Vendors or any of the Subsidiaries by third parties in connection with the sale or supply to any of the Vendors or Subsidiaries of tangible assets that form part of the Purchased Assets;

       (ec) "WASTE PROCESSING CONTRACTS" means H-B's interest in all waste processing contracts with Crow Butte, URI and IEC; and

       (ed) "1995 MILL RUN" means the Mill run contemplated in the Dissolution Agreement.

1.2 NUMBER AND GENDER. All words contained in this Agreement shall be read as the singular or the plural and as the masculine, feminine or neuter gender, as may be applicable in the particular context and as shall result in the particular clause being given the most reasonable interpretation.

1.3 REFERENCES WITHIN AGREEMENT. The words "herein", "hereby", "hereunder", "hereof", "hereto", and words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or clause of this Agreement. References to sections, paragraphs or clauses refer to the sections, paragraphs and clauses of this Agreement unless otherwise stated.

1.4 MEANING OF "TO THE BEST OF THE KNOWLEDGE OF THE VENDORS." In this Agreement, the phrase "to the best of the knowledge of the Vendors" means the actual knowledge at any time of the Vendors as determined by the actual knowledge at any time of any current or former officers, directors or employees of any of the Vendors. Any representation to the best of the knowledge of the Vendors shall be made by the Vendors solely and shall not be deemed to have been made by any current or former officers, directors or employees in their individual capacity. The sole recovery for any breach of such representation and warranty shall be limited to the Holdback.

1.5 CURRENCY. All sums of money expressed in this Agreement are expressed in legal tender of the United States of America.

1.6 INDEX, HEADINGS AND CAPTIONS. The index of this Agreement and the headings and captions of sections and paragraphs contained in this Agreement are all inserted for convenience of reference only and are not to be considered when interpreting this Agreement.

1.7 APPLICABLE LAW. Except as otherwise provided herein, and subject to the applicable provisions of the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws applicable to contracts made and to be performed entirely within the State of Colorado. Each party hereby submits to the jurisdiction of courts of competent jurisdiction in the State of Colorado.

1.8 ENTIRE AGREEMENT. This Agreement, together with all schedules and exhibits hereto, contains the whole agreement between the parties in respect of the subject matters hereof, and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement. This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations, warranties and understandings, whether oral or written, between the parties hereto.

1.9 SCHEDULES. The following schedules are attached hereto and form part of this Agreement:

                  Schedule             Description
                  --------             -----------
                  A . . . . . . . .    Employees
                  B . . . . . . . .    Equipment
                  C . . . . . . . .    Escrow Agreement
                  D . . . . . . . .    Contracts
                  E . . . . . . . .    Existing Royalties
                  F . . . . . . . .    Lands
                  G . . . . . . . .    Mineral Rights
                  H . . . . . . . .    Mongolian Joint Venture
                                       Budget
                  I . . . . . . . .    Permits and Licenses
                  J . . . . . . . .    Surety Bonds
                  K . . . . . . . .    Outstanding Operating
                                       Costs
                  L . . . . . . . .    Outstanding Liabilities
                                       and Claims
                  M . . . . . . . .    Insurance Policies
                  N . . . . . . . .    Environmental Matters
                  O . . . . . . . .    Employment Contracts
                  P . . . . . . . .    Swiss Royalty
                  Q . . . . . . . .    Litigation
                  R . . . . . . . .    Material Contracts

                  S . . . . . . . .    Third Party Consents
                  T . . . . . . . .    Opinion of Vendors' Counsel
                  U . . . . . . . .    Opinion of Purchaser's Counsel
                  V . . . . . . . .    Curative Matters
                  W . . . . . . . .    Letter Regarding Bridge Loan
                  X . . . . . . . .    [INTENTIONALLY DELETED]
                  Y . . . . . . . .    Limited Indemnity Agreement
                  Z . . . . . . . .    Existing Defaults not to be Cured Prior
                                       to Closing

                         SECTION 2 - PURCHASE AND SALE

2.1 PURCHASED ASSETS. The Vendors hereby agree to sell or cause to be sold to the Purchaser or to its nominee or nominees, and the Purchaser hereby agrees to purchase and take title to, the Purchased Assets, free and clear of any and all Encumbrances, except for the Permitted Encumbrances, pursuant to a final non-appealable order of the United States Bankruptcy Court, at the Closing with effect as of the Effective Date, upon and subject to the terms and conditions herein contained.

2.2 EXCLUDED ASSETS. The parties hereto acknowledge and agree that:

       (a) the sale and purchase provided for in this Agreement is restricted to the Purchased Assets only; and

       (b) for greater certainty, the Purchaser is not acquiring any of the Excluded Assets.

2.3 EFFECTIVE DATE. The Effective Date of the acquisition of the Purchased Assets and Business shall be the date on which the Closing occurs.

2.4 RISK OF LOSS AND DAMAGE PRIOR TO CLOSING. Risk of loss of the Purchased Assets shall pass to the Purchaser at Closing, and the Vendors shall bear all risk of loss or damage to the Purchased Assets until Closing and the Purchaser shall bear all risk of loss after Closing.


              SECTION 3 - PURCHASE PRICE, ADJUSTMENTS AND PAYMENT

3.1 EARNEST MONEY DEPOSIT. On or before the execution and delivery of this Agreement, the Purchaser shall obtain an irrevocable letter of credit in the sum of $1,500,000 for a term of twelve months naming "Energy Fuels, Ltd., as Debtor-in-Possession" as the beneficiary. This letter of credit shall be the sole measure of recovery against the Purchaser and shall be liquidated damages to compensate the Vendors if the Vendors fulfill their obligations then due under this Agreement prior to Closing and the Purchaser fails to fulfill its obligations under this Agreement prior to Closing. The letter of credit shall be held by an escrow agent according to the Earnest Money Escrow Agreement.

3.2 PURCHASE PRICE. Subject to adjustment as provided in paragraph 3.6, the Purchase Price for the Purchased Assets shall be an amount equal to the aggregate of:

       (a)         $20,425,000;

       (b)        the Processing Contract Price Adjustment Amount;

       (c) the Mongolian Expenditures budgeted to be paid and actually paid after September 30, 1996; and

       (d) the assumption by the Purchaser or its nominee or nominees of the Assumed Obligations (a non-cash amount).

3.3 PAYMENT OF PURCHASE PRICE. The Purchaser shall pay the Purchase Price to the Vendors or to third parties as may be ordered or directed by the Bankruptcy Court and instructed by the Vendors as follows:

       (a)        an amount equal to the sum of:

                   (i) $18,925,000, plus or minus any applicable Interim Adjustment Amount set out in the Interim Statement of Adjustments;

                   (ii) the estimated Processing Contract Price Adjustment Amount as set out in the Interim Statement of Adjustments; and

                   (iii) the Mongolian Expenditures budgeted to be paid and estimated to have been actually paid after September 30, 1996 as set out in the Interim Statement of Adjustments;

                  shall be payable at Closing by the delivery of one or more certified or official bank checks or drafts payable to or to the direction or order of the Vendors or third parties;

       (b) an amount equal to $1,500,000 shall be deposited with the Escrow Agent at Closing by the delivery of a certified check or bank draft payable to the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement; and

       (c) the assumption by the Purchaser or its nominee or nominees of the Assumed Obligations (a non-cash amount).

3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Purchased Assets shall be allocated among the Purchased Assets in a manner to be agreed upon between the Vendors, the Committee and the Purchaser prior to Closing, after taking into account Section 1060 of the Internal Revenue Code, the applicable Treasury Regulations and the respective fair market values of the Purchased Assets, based on the relative fair market value of such assets, but in any event shall provide for the allocation of such portion of the Purchase Price to EFN to reflect the reasonably equivalent value, if any, of such Purchased Assets owned by EFN. The Vendors and the Purchaser agree to report the sale and purchase of the Purchased Assets for all federal, state, provincial and local tax purposes in a manner consistent with such allocation. If the Vendors, the Committee and the Purchaser are unable to agree on an allocation of the Purchase Price prior to Closing, the matter shall be referred to the Bankruptcy Court for resolution. The Vendors shall provide information that may be reasonably required by the Purchaser for the purpose of preparing any returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code, any Treasury Regulations promulgated thereunder, any other similar provision of the Internal Revenue Code and any other similar, applicable foreign, state or local tax law or regulation.

3.5 DEDUCTIONS FROM HOLDBACK. If the Purchaser has identified a Holdback Claim against any of the Vendors for any breach of representation, warranty, covenant or other obligation under this Agreement, on or before the first anniversary of the Closing Date, and gives notice in writing to the Vendors and the Escrow Agent to that effect, specifying in reasonable detail the nature of the Holdback Claim and specifying the amount that the Purchaser reasonably considers to be necessary to satisfy the amount of the Holdback Claim, the Escrow Agent shall retain such amount together with interest accruing thereon in escrow pursuant to the Escrow Agreement until the validity and amount of the Holdback Claim is determined by agreement between the parties or by a court, at which time the amount of the Holdback Claim, to the extent funds are then held in escrow, shall be provided to the Purchaser to the extent so agreed or determined by the Court. Upon the first anniversary of the date hereof, the Escrow Agent shall disburse all amounts then held in escrow to the Vendors except for those amounts set aside to satisfy unresolved Holdback Claims, which shall be disbursed upon the agreement of the parties or the Court's determination of the validity and amount of each such Holdback Claim; all pursuant to the Escrow Agreement. The amount of any unresolved Holdback Claim, when so determined, shall be payable to the Purchaser plus accrued interest thereon and the remainder of the escrow funds, if any, to the Vendors. If any such Holdback Claims are so determined to be payable to the Purchaser, the Purchase Price shall be adjusted accordingly. The amount payable to the Purchaser for all such claims plus all accrued interest thereon shall not exceed $1,500,000 in aggregate plus all accrued interest thereon (except for any Claim relating to the Vendors' obligation to pay all remaining Liabilities of the Subsidiaries not assumed by the Purchaser, which Claims shall not be limited). No Holdback Claim (other than a Claim relating to the Vendors' obligation to pay all remaining Liabilities of the Subsidiaries not assumed by the Purchaser) shall be allowed unless it is submitted within 12 months of the Closing Date and the alleged breach of the representation or warranty or covenant accrued prior to the end of such 12-month period.

3.6 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted in the following circumstances:

       (a) to reflect any payments to the Purchaser under the Escrow Agreement; and

       (b)        by adjusting for any amounts referred to in paragraph 3.7.

3.7 ADJUSTMENTS. The Vendors and the Purchaser will make Purchase Price adjustments as follows:

       (a)        The Purchase Price will be reduced by the following amounts:

                   (i) an amount agreed to between the Vendors and the Purchaser, or failing such agreement, three times the amount of the gross proceeds of the sale of any Equipment, Lands, Supplies, or Mineral Rights that are sold between July 30, 1996 and the Closing Date, as liquidated damages, it being agreed that this is a fair and reasonable estimate of the replacement cost of such assets;

                   (ii) 100% of the gross proceeds of the sale of any U308 derived from the Processing Contract, other than any such U308 used to pay the direct transportation costs involved in performing the Processing Contract;

                   (iii) the gross proceeds of the sale of any other Purchased Asset between July 30, 1996 and the Closing Date;

                   (iv) the net profits realized by the Vendors between any purchases under the Cameco Agreement and sales under the Cameco Matching Sales Agreements which occur on or after January 1, 1997; and

                   (v) any amounts required to be paid by the Purchaser after the Closing on account of maintenance of Purchased Assets, Mineral Rights maintenance fees, operating costs and expenses, Taxes, permit and license fees and lease fees payable, rentals and other permit and license fees received or receivable, vehicle license fees and insurance premiums that had accrued prior to Closing but that had not been paid at or prior to Closing;

       (b)        The Purchase Price will be increased by:

                   (i) any Prepaid Expenses relating to any of the Purchased Assets;

                   (ii) any amounts paid by the Vendors or the Subsidiaries prior to the Closing on account of maintenance of Purchased Assets, Mineral Rights maintenance fees, operating costs and expenses, Taxes, permit and license fees and lease fees payable, rentals and other permit and license fees, vehicle license fees, and insurance premiums, that relate to the operation of the Business and ownership of the Purchased Assets on and after the Closing Date, that are not otherwise included as Prepaid Expenses; and

                   (iii) any net profits realized by the Purchaser between any purchases under the Cameco Agreement (for any 1996 purchase obligations) and sales under the Cameco Matching Sales Agreements which occur after Closing but on or before December 31, 1996;

       (c) Except as specifically provided for in this Agreement, no other adjustments will be made for any other operating costs, required maintenance expenditures, or Taxes, property maintenance payments, reclamation payments or insurance premiums paid by the Vendors or the Subsidiaries prior to Closing;

       (d) At Closing, the Purchaser and the Vendors shall agree upon an Interim Statement of Adjustments setting out, to the extent reasonably practicable, the adjustments to the Purchase Price pursuant to paragraphs (a) and (b) above. The net amount (the "Interim Adjustment Amount") shall be added to or deducted from, as appropriate, the amount payable under paragraph 3.2(a) by the Purchaser to the Vendors on Closing. The Interim Statement of Adjustment shall also set out the estimated Processing Contract Price Adjustment Amount and the estimated Mongolian Expenditures initially paid after September 30, 1996;

       (e) Within the 90 day period following Closing, the Vendors and the Purchaser shall prepare and agree upon a final statement of adjustments to be made pursuant to the provisions of this
                  Section 3.7 and any other provisions of this Agreement. Upon agreement as to the amounts of such adjustments, the net amount thereof shall be remitted by the party who is obliged to make payment to the other party. No adjustments shall be made pursuant to this Agreement after the end of the 90 day period following Closing except in respect of any matters of which either party has given written notice to the other within such period. At any time prior to the end of the 90 day period, the Purchaser and the Vendors shall each have the right upon 7 days prior written notice, to examine, copy and audit the records of the other that are relevant to effecting the adjustments pursuant to this Agreement. The party obliged to make the said net payment shall pay interest thereon from the Closing until payment at the rate of 8% per year, calculated and compounded monthly. Any payments made in accordance with this paragraph shall be made independently of the Holdback.


            SECTION 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1               DISCLAIMER

       4.1.1 THERE ARE NO WARRANTIES, REPRESENTATIONS OR COVENANTS EXPRESSED OR IMPLIED BETWEEN THE PARTIES EXCEPT THE MATTERS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO AND THE DOCUMENTS, CONVEYANCES AND INSTRUMENTS TO BE DELIVERED BY THE PARTIES AT AND AFTER CLOSING. THE PARTIES RESPECTIVELY DISCLAIM ANY OTHER WARRANTIES OR REPRESENTATIONS INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AND REPRESENTATIONS IMPLIED UNDER ANY STATUTE OR LAW.

       4.1.2 Prior to the execution of this Agreement, the Purchaser has been afforded the opportunity to inspect the Purchased Assets and to examine the records of the Vendors at their offices with respect to the Purchased Assets, and has been afforded access to all Books and Records and Information Materials in the Vendors' possession with respect to the Purchased Assets. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE VENDORS AND THE SUBSIDIARIES, AND THEIR RESPECTIVE PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS HAVE, MADE NO, AND VENDORS HEREBY EXPRESSLY DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AS TO VENDORS' TITLE TO THE PURCHASED ASSETS, OR AS TO ANY OTHER INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR
ORAL), FURNISHED TO THE PURCHASER BY OR ON BEHALF OF THE VENDORS (INCLUDING THE EXISTENCE OR EXTENT OF MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCTION PRICING ASSUMPTIONS, PRESENT OR PAST PRODUCTION RATES, COMPLIANCE WITH LEASE TERMS, THE CONDITION OF ANY MINE OR MILL, THE ABILITY TO SELL URANIUM OR VANADIUM PRODUCTION AFTER CLOSING AND THE ENVIRONMENTAL AND RECLAMATION OBLIGATIONS ASSOCIATED WITH THE PURCHASED ASSETS).

       4.1.3 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE VENDORS EXPRESSLY DISCLAIM ANY WARRANTY OR REPRESENTATION AS TO THE CONDITION OF ANY BUILDINGS, EQUIPMENT, FIELD OFFICES, INTELLECTUAL PROPERTY, SUPPLIES, WARRANTIES AND OTHER ASSETS IN THE NATURE OF

PERSONAL PROPERTY, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE PURCHASED ASSETS, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY ON CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF THE PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (v) ANY CLAIM BY THE PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY THE PURCHASER THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE BUILDINGS, EQUIPMENT, FIELD OFFICES, INTELLECTUAL PROPERTY, SUPPLIES, WARRANTIES AND OTHER ASSETS IN THE NATURE OF PERSONAL PROPERTY, FIXTURES AND ITEMS ARE TO BE ACCEPTED AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT THE PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER DEEMS APPROPRIATE.

4.2 REPRESENTATIONS AND WARRANTIES. The Vendors each individually represent, warrant and covenant to the Purchaser, as to their respective Purchased Assets and Business and Purchased Assets owned by and Business carried on by their respective Subsidiaries, as follows and acknowledge that the Purchaser is relying upon the following representations, warranties and covenants in connection with its purchase of the Purchased
Assets:

       4.2.1      Corporate Status and Authority

       (a) STATUS OF EFEX AND EFN: Each of EFEX and EFN is a duly incorporated and validly existing corporation in good standing under the laws of the State of Colorado, and has the corporate power and capacity to own the Purchased Assets stated herein to be owned by it, to carry on the Business and to carry out the transactions contemplated by this Agreement.

       (b) STATUS OF EFL: EFL is a duly formed and validly existing limited partnership in good standing under the laws of the State of Colorado, and has the power and capacity to own the Purchased Assets stated herein to be owned by it, to carry on the Business and to carry out the transactions contemplated by this Agreement.

       (c) DUE AUTHORIZATION: The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action (as the case may be) on the part of each of the Vendors and appropriate orders of the Bankruptcy Court, and this Agreement has been duly executed and delivered by each of the Vendors and constitutes a legal, valid and binding obligation of each of the Vendors enforceable in accordance with its terms.

       4.2.2      Purchased Assets

       (a) OWNERSHIP: The Vendors or the Subsidiaries have good and marketable title to all of the Lands and patented mining claims set forth on Schedule "F" and "G", free and clear of all Encumbrances except Permitted Encumbrances, and the Vendors own all other Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Vendors or the Subsidiaries own, subject, in the case of unpatented mining claims, to the paramount title of the United States, and are in exclusive possession of the Mineral Rights described in Schedule "Q"; and the Vendors or the Subsidiaries have the ability to convey to the Purchaser or its nominee or nominees all of their right, title and interest in and to the Mineral Rights and all of the other Purchased Assets.

       (b) ZONING: To the best of the knowledge of the Vendors, all Lands are zoned to permit the particular activity carried out on such Lands by the Vendors or the Subsidiaries or any person to whom the Vendors or the Subsidiaries have given occupancy rights in respect of such Lands.

       (c) TAXES: There are no liens for Taxes upon any of the Purchased Assets, except liens for Taxes not yet due except for certain property taxes coming due in December, 1996 which will be paid by the Vendors prior to or at Closing.

       (c) ROYALTY PAYMENTS: Except as set forth in Schedule "V", all holders of landowners' royalties, overriding royalties, net profits interests, working interests and similar interests in any of the Purchased Assets or Business have been timely and properly paid. There are no accrued and unpaid amounts in respect of landowner's royalties, overriding royalties, net profits interests or similar interests.

       (d) OPERATING COSTS: Except as set out in Schedule "K", all operating costs and expenses chargeable to any joint venture interest included in the Purchased Assets, under applicable operating agreements, as of the date hereof have been paid in full.
       (e) CONFLICTING RIGHT OR INTEREST. To the best of the knowledge of the Vendors there is no right or interest in any of the Lands or Mineral Rights asserted by others because of overlapping or conflicting mining claims, mill sites, tunnel sites, or government leases other than as set forth on Schedules "F" or "G".

       (f) PROPER PERFORMANCE. With respect to the Mineral Rights comprising the Purchased Assets, subject, in the case of unpatented mining claims, only to the paramount title of the United States: (i) in the case only of Mineral Rights located by the Vendors or the Subsidiaries, the Mineral Rights were properly laid out and monumented; (ii) in the case only of Mineral Rights located by the Vendors or the Subsidiaries, all required location and validation work was properly performed; (iii) in the case only of Mineral Rights located by the Vendors or the Subsidiaries, location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work or payment in lieu thereof required to hold the Mineral Rights has been performed through the most recent assessment year and up to the date hereof; (v) all assessment work required to hold the mining claims through the most recent assessment year and up to the date hereof has been or will be timely performed by the Vendors or the Subsidiaries prior to Closing; and (vi) all affidavits of assessment work and other filings required to maintain the Mineral Rights in good standing have been properly and timely recorded and filed with appropriate governmental agencies except for certain assessment work notices filed with the State of Utah in 1995 and associated with the Bradford Litigation. Provided, however, that the Vendors shall not be in breach of this representation and warranty as to unpatented mining claims on account of any determination of any court or governmental agency that the work performed as assessment work did not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the unpatented mining claims, provided that the work done was of the kind generally accepted in the mining industry as assessment work under existing law.

       (g) NO DEFECTS, LIENS OR ENCUMBRANCES. There are no defects, liens or Encumbrances (other than Permitted Encumbrances) that will have a material adverse effect on the Mineral Rights, that will not be otherwise discharged or released prior to or at Closing, provided however, nothing contained herein shall be deemed to be a representation or warranty that any of the unpatented mining claims has a discovery of mineral resources within its respective boundaries.

       (h) LANDS: To the best of the knowledge of the Vendors, the list of Lands set out in Schedule "F" accurately reflects all fee simple interests of the Vendors and the Subsidiaries in real property (other than patented mining claims) used in the conduct of the Business.

       (i) EQUIPMENT: To the best of the knowledge of the Vendors, the list of Equipment set out in Schedule "B" accurately describes the Equipment and other personal property owned by the Vendors or the

                  Subsidiaries having a Equipment Cost in excess of $1,000 per item. The Vendors or the Subsidiaries own the Equipment set forth on Schedule B free of all Encumbrances except for Permitted Encumbrances.

       (j) ENCROACHMENTS: To the best of the knowledge of the Vendors, all Lands and Buildings owned by the Vendors or Subsidiaries are located wholly within the boundaries of the Lands and do not infringe upon or contravene the provisions of any easement, right of way or encumbrance registered against or otherwise affecting the Lands, and there are no buildings, fixtures, improvements or facilities on any adjoining lands, whether public or private, that encroach on the Lands.

       4.2.3      Business Operations

       (a) OPERATING AUTHORITIES: The Vendors and Subsidiaries have acquired, and currently hold the Licenses and Permits set forth in Schedule "I" except for those certain Permits and Licenses held by Umetco and shown on Schedule "I". To the best of the knowledge of the Vendors, no other licenses, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions granted by or entered into with any governmental or regulatory authority are required in connection with, or applicable to, the Purchased Assets or the Business, that are material to the Purchased Assets or the Business. The Licenses and Permits set forth in Schedule I are in good standing and are being complied with in all material respects. The Purchaser acknowledges that Reno Creek has not yet been permitted by the State of Wyoming or the Nuclear Regulatory Commission and that the Purchaser will have to comply with any additional laws or regulations applicable to any Permit or License that have been promulgated by governmental agencies after the issuance of such Permit or License, and with any laws or regulations applicable to the transfer of the Permits and Licenses, prior to the operation of the U.S. Mining and Exploration Properties.

       (b) COMPLIANCE WITH LAWS: Except as otherwise expressly represented in this Agreement, the Vendors and the Subsidiaries are operating and using the Purchased Assets, and are conducting the Business, in compliance with all applicable laws and regulations of each jurisdiction in which the Purchased Assets are located or in which they conduct the Business. Except as set out in Section 4.2.6, the Vendors make no representations regarding compliance with Environmental Laws.

       4.2.4      Financial

       (a)        LIABILITIES:   To the best of the knowledge of the Vendors,
                  neither the Vendors nor the Subsidiaries have any debts or Liabilities (whether accrued, contingent, absolute or otherwise and whether or not determined or determinable) including Liabilities relating to Taxes, except:

                   (i) Liabilities listed in Schedules and Statements of Financial Affairs filed in the Jointly Administered Bankruptcy Cases as of August 1, 1996;

                   (ii) Liabilities set forth in Proofs of Claim filed in the Bankruptcy Case as of August 1, 1996;

                   (iii) Liabilities in the amounts and to the persons described in Schedule "L" hereto; or

                   (iv) Liabilities disclosed in this Agreement, including but not limited to Liabilities under or in connection with the Swiss Royalty, the KKL Option, the Term Loan and the Dissolution Agreement

                  The inclusion of an obligation or purported obligation on any schedule attached hereto does not constitute an admission by any of the Vendors that such obligation or purported obligation is in fact valid or that any of the Vendors are liable on such obligation.

       (b) NO BROKERS: Neither the Vendors nor the Subsidiaries have incurred any Liability and will incur no Liability, contingent or otherwise, for broker's or finder's fees in connection with this transaction for which the Purchaser shall have any responsibility whatsoever.

       (c) LIABILITIES OF THE SUBSIDIARIES: As of the Closing Date, all Liabilities (except for Assumed Obligations) of the Subsidiaries shall have been paid in full or reserved for as set forth herein. The Vendors shall place in trust from the proceeds of sale of the Purchased Assets an amount sufficient to satisfy all such Liabilities which may exist after the Closing Date. The amount the Vendors place in trust shall be no less than the sum of:

                   (i) all known and asserted, but disputed or otherwise unpaid, Liabilities of the Subsidiaries; and

                   (ii) such other sums as the Vendors using reasonable business judgment determine is necessary to satisfy any other unpaid Liabilities (which are not assumed by Purchaser) or other amounts owing or reasonably expected to be owing by the Subsidiaries, including, without limitation, unliquidated or contingent Liabilities.

                  These sums shall remain in trust to satisfy the Claims of all holders of a Liability or such other amounts against the Subsidiaries until all such Liabilities are satisfied in full or the Bankruptcy Court enters an order authorizing the disbursal or reduction of such trust funds. The Swiss Utilities, but no other parties, shall be considered as third party benificiaries of this section 4.2.4(c).

       4.2.5      Insurance

       (a) LIST OF POLICIES: Schedule "M" contains a complete and accurate listing of all insurance policies of the Vendors and the Subsidiaries relating to the Purchased Assets or the Business including, but not limited to, all property damage, general liability, motor vehicle, director and officer liability and life policies.

       (b) GOOD STANDING: Each of the insurance policies listed in Schedule "M" is in good standing, all premiums required to be paid by the Vendors or the Subsidiaries have been properly paid, there have been no misrepresentations or failures to disclose material facts in connection with such policies, and the Vendors have no knowledge of any facts which might render any of the policies invalid or unenforceable.

       (c) OUTSTANDING CLAIMS: Except as discussed in Schedule "M", no threatened or actual pending Claims against any of the policies described in Schedule "M" have been made in the preceding 5 years. The Vendors or the Subsidiaries have given timely notice of or have otherwise presented in a timely fashion every claim under each such insurance policy.

       4.2.6      Environmental

                  Except as set forth in Schedule "N" hereto, to the best of the knowledge of the Vendors:

       (a) HAZARDOUS MATERIAL: No Hazardous Materials used in or generated by any of the Purchased Assets or Business have been or are currently placed, used, stored, treated, manufactured, disposed of, released, discharged, spilled or emitted in a manner which has been asserted to be a violation of any Environmental Laws or the Permits and Licenses by any governmental or regulatory agency other than notices of a violation of an administrative or reporting requirement.

       (b) WASTE DISPOSAL: All of the Purchased Assets and Business that were or are used for the generation, handling, treatment, storage or disposal of Hazardous Materials used in or generated by the Purchased Assets or Business on the Lands or on any of the Mineral Rights have been and are or were properly permitted and operated in compliance with all Environmental Laws at the time such activities were undertaken by the Vendors.

       (c) ENVIRONMENTAL CONTAMINATION: There has been no Environmental Contamination on any of the Purchased Assets or Business which has been asserted to be a violation of any Environmental Laws or the Permits and Licenses by any governmental or regulatory agency other than notices of a violation of an administrative or reporting requirement.

       (d) ENVIRONMENTAL ORDERS AND AGREEMENTS: There are no orders, agreements or consent orders to which the Vendors or any Subsidiary is a party relating to compliance of any of the Purchased Assets or the Business with Environmental Laws.

       (e) ENVIRONMENTAL CLAIMS: There have been no orders issued or administrative or judicial proceedings, threatened or pending, and no investigations, removal, remedial or response actions ordered, conducted, commenced, taken or threatened, under or pursuant to any Environmental Laws with respect to the Purchased Assets or the Business or any other businesses conducted on or from the Lands or any Mineral Rights other than routine inspections. No Claims, actions or other proceedings are pending or threatened with respect to Environmental Contamination, the violation of any Environmental Laws or Permits and Licenses.

       (f) PERMITS: All permits, licenses, approvals, authorizations, consents, registrations or other actions required under Environmental Laws to own and operate the Purchased Assets and the Business have been obtained and all terms and conditions attached thereto have been duly complied with and all such licenses, approvals, authorizations, consents and registrations are in full force and effect and in good standing. The Purchaser acknowledges that Reno Creek has not yet been permitted by the State of Wyoming or the Nuclear Regulatory Commission and that the Purchaser will have to comply with any additional laws or regulations applicable to any Permit or License that have been promulgated by governmental agencies after the issuance of such Permit or License, and with any laws or regulations applicable to the transfer of the Permits and Licenses, prior to the operation of the U.S. Mining and Exploration Properties.

       (g) NUISANCE: No Claims of nuisance have been made or threatened related to the use of, and operations relating to, the Purchased Assets and the Business or any other business conducted on or from the Lands or any Mineral Rights.

       (h) RESOLUTION OF ASSERTED VIOLATIONS: All actions required of the Vendors by the agency asserting each violation of Environmental Laws or Permits and Licenses set out in Schedule "N" hereto have been performed by the Vendors and there are no further actions required of the Vendors with regard to such asserted violations.

       4.2.7      Tax Matters

       (a) VENDORS RESPONSIBLE FOR TAX LIABILITIES. The Vendors shall be responsible for all taxes incurred or accrued or resulting from any Business or use of the Purchased Assets prior to the Effective Time, and the Purchaser shall assume no obligation or Liabilities with respect to any such Taxes.

       (b) OUTSTANDING CLAIMS: Subject to Section 4.2.4(a), Schedule "L" hereto describes all federal, state, municipal and other taxation authorities that have asserted Claims for taxes relating to any of the Vendors, the Subsidiaries, the Purchased Assets or Business, and the nature and amount of the Claims. There are no other taxation authorities that may validly assert any such Claims except as described in Schedule "L" hereto.

       (c) EMPLOYEE WITHOLDING\SOCIAL SECURITY TAXES: The Vendors have timely and properly withheld from Employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all local, county, state and federal tax and witholding tax requirements related to the wages, salaries, commissions, bonuses and other remuneration payable to Employees, and the Vendors shall have executed and filed all reports, returns and declarations related thereto.

       4.2.8      Employee Matters

       (a) LIST OF EMPLOYEES: The list of employees set out in Schedule "A" is a complete list of the employees of each of the Vendors and the Subsidiaries as of December 1, 1996.

       (b) EMPLOYMENT CONTRACTS: Other than as set out in Schedule "O", none of the Vendors or Subsidiaries is party to any oral or written consulting contract, management contract, labor services contract or similar agreement for the services of a particular individual to the Vendors or Subsidiaries, and none of the employees of any of the Vendors or Subsidiaries is employed on other than an indefinite hiring basis by the Vendors or Subsidiaries terminable at will on reasonable notice according to law without further liability to any of the Vendors or Subsidiaries.

       (c) UNION CONTRACTS: There are no collective bargaining agreements with any trade union or employee association currently in force with any of the Vendors or the Subsidiaries, and there are no pending applications for certification or decertification of any collective bargaining unit notice of which has been served upon any of the Vendors or the Subsidiaries or of which any of the Vendors or the Subsidiaries is aware, and there are no oral understandings with union negotiators which extend beyond current collective bargaining agreements.

       (c) BENEFIT PLANS/LABOR: The Vendors shall be responsible for all benefit, bonus, profit-sharing, retirement income, termination, severance, dental, medical disability, health, pension or other plans, programs, policies or other arrangements in place for the benefit or advantage of the employees of any of the Vendors or Subsidiaries as at the date hereof, and there are no pending or threatened work stoppages or labor disputes, charges of unfair labor practice or charges of violation of individual rights by any present or former employee of any of the Vendors or Subsidiaries accrued or resulting from the Business prior to the Effective Time.

       (d) EMPLOYER ASSOCIATIONS: None of the Vendors or Subsidiaries is a member of any employer, management, industry or other trade, or business association under which any of the Vendors or Subsidiaries is obligated to contribute to any employee or contractor employee benefit fund, including any pension plans, health benefit plans or other similar employee entitlements.

       (e) WORKERS COMPENSATION ASSESSMENT: No events have occurred with respect to any of the Vendors or Subsidiaries which, to the best of the knowledge of the Vendors, is likely to result in any claim or action against any of the Vendors or Subsidiaries or any significant increase in any workers compensation board assessment or any similar assessment payable by the Vendors or Subsidiaries.

       4.2.9      Litigation and Claims

       (a) ADVERSE PROCEEDINGS: The list and description of outstanding Claims contained in Schedule "Q" is a complete and accurate listing of all outstanding actions, Claims, demands, lawsuits, prosecutions, arbitrations or other alternative dispute resolution proceedings or governmental or regulatory actions, claims or proceedings by or against any of the Vendors or any of the Subsidiaries relating to any of the Purchased Assets or the Business, and there is no other adverse proceeding pending or, to best of the knowledge of the Vendors, threatened by or against, or relating to, any of the Vendors or any of the Subsidiaries, any of the Purchased Assets or the Business. To the best of the knowledge of the Vendors, they are not aware of any basis for any other action, claim, demand, lawsuit, prosecution, arbitration or other alternative dispute resolution proceeding or other adverse proceeding which, if pursued, would have a material adverse effect on any of the Vendors or Subsidiaries or any of the Purchased Assets or the Business. Except as set out in Schedule "Q", there are no actions, claims, demands, lawsuits, prosecutions, arbitrations or other alternative dispute resolution proceedings or other adverse proceedings in respect of which there is any possibility of any material liability on the part of any of the Vendors or the Subsidiaries,relating to the Purchased Assets or the Business.

       (b) COMPLIANCE DIRECTIVES: Except as disclosed in Schedule "Q", there are no outstanding compliance orders, notices of violations, enforcement proceedings, claims, actions or other proceedings of which the Management Group is aware relating to the Purchased Assets, or the Business, from any police, fire department, sanitation or health authorities, or environmental agencies, or from any other federal, state or local authority, department or agency, nor do any of the Vendors or the Subsidiaries have notice that there are any matters under or subject to consideration by any such authorities relating to any of the Vendors or Subsidiaries.

       (c) NOTICE OF DEFAULT/CLAIMS: Except as expressly disclosed in this Agreement, none of the Vendors or Subsidiaries has received any notice of any default, violation or termination of any Material Contract, law or Permits or Licenses and, to the best of knowledge of the Vendors, no fact or circumstance exists which will, or is likely to, result in such a default, violation or termination.

       (d) NO SEIZURE: There is no eminent domain, appropriation, expropriation or seizure proceeding in respect of any of the Purchased Assets that is pending or has been threatened against any of the Vendors or Subsidiaries, the Purchased Assets or the Business.

       (e) TRADEMARK AND PATENT INFRINGEMENT: The conduct of the Business by the Vendors and the Subsidiaries does not infringe upon any patent, trademark or other proprietary right, domestic or foreign, of any person which could, if prosecuted, have a material adverse effect on any of the Purchased Assets or the Business.

       4.2.10     Material Contracts

       (a) MATERIAL CONTRACTS: Schedule "R" contains a complete and accurate listing and description of all Material Contracts to which any of the Vendors or Subsidiaries is a party, by which any of the Vendors or Subsidiaries is bound or under which any of the Vendors or Subsidiaries is entitled to any benefits.

       (b) GOOD STANDING: Except as disclosed in Schedule "R" hereto, none of the Vendors or Subsidiaries is in breach or default of any of the terms of the Contracts that are Material Contracts, and none of the Vendors is aware of or should reasonably be expected to be aware of any breach or default of any terms of such Material Contracts by any other party thereto, and each such contract is in good standing and in full force and effect without amendment thereto. No state of facts exists which, after notice or lapse of time or both, would constitute such a default or breach where there is any significant likelihood that such breach or default referred to in this clause (b) would have a material adverse effect on any of the Purchased Assets or the Business.

       4.2.11     Effect of this Transaction

       (a) NO ADVERSE IMPLICATIONS: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereby will:

                   (i) give any person the right to terminate or cancel any contractual or other rights with any of the Vendors or Subsidiaries where such termination or cancellation would have a material adverse effect on any of the Vendors or Subsidiaries;

                   (ii) result in the creation of any Encumbrances, other than the Swiss Royalty, on any of the Purchased Assets or in the default under any agreement giving a third party security against any of the Purchased Assets or in the attachment of any floating security interest or general security interest in a security agreement granted, issued or assumed by any of the Vendors or Subsidiaries where any of such events could have a material adverse effect on any of the Vendors or Subsidiaries;

                   (iii) violate any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, statute, ordinance, rule, regulation, permit, arbitration award, judgment or decree to which any of the Vendors or Subsidiaries is a party or by which any of the Vendors or Subsidiaries or the Purchased Assets are bound, the violation of which could have a material adverse effect on any of the Vendors or Subsidiaries or impair the legality or enforceability of this Agreement or the transactions contemplated hereby; nor

                   (iv) be contrary to the provisions of the Charter Documents of any of the Vendors or Subsidiaries;

       (b) THIRD PARTY APPROVALS: Except as disclosed on Schedule "S" hereto and other than the software licenses, fax and copier rental agreements, which are not material to the Business, or as obviated by a valid, enforceable Bankruptcy Court order, there are no approvals, consents, orders, legislation, regulations or any other action of any governmental or regulatory body or other third parties that may be required by any of the Vendors or the Subsidiaries in connection with the execution, delivery or performance by any of the Vendors or the Subsidiaries of this Agreement or the transactions contemplated in this Agreement.

       4.2.12 Accuracy of Schedules. To the best of the knowledge of the Vendors, all of the Schedules to this Agreement are complete and accurate, and without limiting the generality of the foregoing:

       (a) Schedule "J" hereto contains a complete list and description of all of the collateral for the Surety Bonds;

       (b) Schedule "J" hereto is a complete list and description of all of the surety bonds to secure the estimated environmental and reclamation costs of the Mill and the other Purchased Assets;

       (c) Schedule "I" hereto is a complete list of all Permits and Licenses; and

       (d)        Schedule "G" hereto is a complete list of all Mineral Rights.

           SECTION 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents, warrants and covenants to the Vendors as follows and acknowledges that the Vendors are relying upon the following representations, warranties and covenants in connection with the sale of the Purchased Assets and Business:

       (a) STATUS OF PURCHASER: The Purchaser is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power and capacity to carry out the transactions contemplated by this Agreement.

       (b) DUE AUTHORIZATION: The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.

       (c) NON-CONTRAVENTION: Neither the execution, delivery and performance of this Agreement nor the completion of the transactions contemplated hereby will conflict with or result in a breach of or default under any agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser is bound.

       (d) LITIGATION: There are no actions, suits, judgments, litigations, investigations, proceedings, consent decrees or settlement agreements outstanding, pending or threatened against or affecting the Purchaser which would prevent the Purchaser from entering into this Agreement and completing the transactions contemplated hereby.

       (e) FINANCIAL CAPABILITY: The Purchaser has or has access to sufficient funds in order to close the transaction contemplated by this Agreement and provide adequate assurance of future performance for all Assumed Obligations. The Purchaser will, on the Closing Date, have at least:

                     (i) $30,000,000 in working capital (which working capital may consist of subordinated debt); and

                   (ii)    a Book Value of $30,000,000;

                  for the purpose of paying the Purchase Price and operating the Business; provided, however, if at Closing or subsequent thereto, the Purchaser transfers or assigns the Mongolian Joint Venture Interests (or grants or conveys the right to be transferred the Mongolian Joint

                  Venture Interest) to a nominee which is not a wholly owned subsidiary of the Purchaser, then the Purchaser will either:
                  (x) increase the minimum amount of such working capital and Book Value on the Closing Date to $35,000,000 or, if the transfer occurs after the Closing Date, increase the working capital on the date of such transfer, by $5,000,000; or (y) arrange for the nominee (or the nominee's parent company) which obtains the Mongolian Joint Venture Interest to guarantee payment and performance of the Purchaser's
                  obligations hereunder.  For greater   certainty, subject to
                  paragraph 6.5(c) below, the Purchaser shall not be required to maintain any level of working capital or Book Value subsequent to the Closing, or if $5,000,000 is added to the working capital pursuant to clause (x) of paragraph 5.1(e)(ii), subsequent to the date such working capital is added.

       (f) NO BROKERS: The Purchaser has incurred no Liability and will incur no Liability, contingent or otherwise, for broker's or finder's fees in connection with this transaction for which the Vendors shall have any responsibility whatsoever.

       (g) INVESTMENT EXPERIENCE OF PURCHASER: The Purchaser's principals and their advisors have experience in these types of transactions and as a result the Purchaser is fully capable of evaluating the transactions contemplated by this Agreement.


                             SECTION 6 - COVENANTS

6.1 OPERATIONS UNTIL CLOSING. Except as otherwise provided in this Agreement or as otherwise agreed in writing by the Purchaser, the Vendors and the Subsidiaries will, from the date of this Agreement to Closing:

       (a) CONDUCT OF BUSINESS: carry on and conduct the Business in the ordinary course, consistent with past practice and, in particular:

                     (i) will use all reasonable efforts to maintain the Purchased Assets in accordance with standard industry practice;

                  (ii) except with respect to Permitted Encumbrances, will not mortgage, pledge, subject to lien or otherwise encumber the Purchased Assets in whole or in part or sell, transfer or dispose of, or agree to dispose of, any of the Purchased Assets;

                   (iii) use all reasonable efforts to keep available the services of the present employees of the

                           Vendors and the Subsidiaries and to maintain the relations and goodwill with suppliers, customers and others having relations with the Vendors or the Subsidiaries;

                  (iv) the Vendors will not sell any U308 derived from the performance of the Processing Contract at any time prior to December 23, 1996, except for U3O8 used to pay the transportation costs directly associated with the Processing Contract;

                   (v) if the Bridge Loan is not funded by December 23, 1996, the Vendors shall have the right to sell U308 derived from the Processing Contract provided that the Vendors grant the Purchaser with a right of first refusal to purchase such U3O8, except for U3O8 used to pay the transportation costs directly associated with the Processing Contract. Prior to selling any such U3O8, the Vendors shall furnish to the Purchaser, in writing, the proposed terms and conditions of such sale of U3O8. Within five business days after receipt of the terms and conditions of the proposed sale, the Purchaser shall notify the Vendors, in writing, if it wishes to exercise its right of first refusal and thereby purchase the U3O8. If the Purchaser fails to exercise its right of first refusal within five business days after its receipt of the terms and conditions of a proposed sale of the U3O8, the Purchaser shall be deemed to have rejected its right of first refusal with respect to the proposed sale;

                   (vi) will not negotiate or enter into or terminate, prior to its expiration, any Material Contract;

                   (vii) will not pay any dividends or make any other distributions in respect of capital stock or repay any debts to affiliated entities;

                   (viii) will not fail to make any property or joint venture payment that is due and payable prior to the Effective Date except for those expressly disclosed in this Agreement;

                   (ix) will not close the transaction set out in the URI Agreement; and

                   (x) if Closing occurs before January 31, 1997, will not enter into any sales agreements with purchasers of U308 from time to time which match EFEX's purchase obligations under the Cameco Agreement after January 1, 1997 unless otherwise agreed to in writing by the Purchaser. Notwithstanding that Section 3.7 of this Agreement provides an adjustment mechanism for certain sales of Purchased Assets, any activities that violate this paragraph (a) shall be considered a breach of this Agreement. However, if the Purchaser agrees in writing to an activity in violation of this paragraph (a), then the adjustment mechanism set out in
                  Section 3.7 of this Agreement shall apply. However, Purchaser will not unreasonably withhold consent with respect to any matters above except those matters set forth in subsections iv,v and ix, provided that the value of the Purchased Assets is not materially affected.

       (b) NEW CAPITAL PROJECTS: not, without the Purchaser's prior written consent or unless required by law or required to repair or replace any loss or damage to the Purchased Assets arising subsequent to the execution of this Agreement, commence or commit to any new capital projects or make any capital or exploration expenditures except Permitted Capital Expenditures;

       (c) AGREEMENTS: not, without the prior written consent of the Purchaser, amend or vary any of the Material Contracts, the Permits and Licenses or the Mineral Rights or enter into any agreement or lease or obtain any additional permit, right of way, license or other similar right in connection with the Business or Purchased Assets except:

                   (i) renewals or replacements of any of the Permits and Licenses or Surety Bonds on substantially the same terms and conditions; and

                   (ii) any additional permits, leases, rights-of-way, licenses or similar rights obtained or entered into in the ordinary course of the Business, consistent with past practice, or as required by law;

       (d) INSURANCE: maintain and cause the Subsidiaries to maintain in full force and effect the insurance coverage described in Schedule "M", and the Vendors or the Subsidiaries shall pay all premiums in connection with such insurance coverage and shall not act or fail to act so as to invalidate such insurance coverage; the proceeds of any such insurance which shall become payable as a result of any physical loss or damage to the Purchased Assets or any part of the Purchased Assets after the date of this Agreement until the Closing Date, to the extent not applied to the repair or replacement of such

                  Purchased Assets prior to the Closing Date, shall be deemed to be included as part of the Purchased Assets, and the parties to this Agreement agree that any such insurance proceeds and all rights in respect of such insurance proceeds shall from the date of execution of this Agreement be held in trust for the Purchaser by the Vendors and the Subsidiaries and shall be assigned by the Vendors to the Purchaser in respect of and in replacement for any of the Purchased Assets or any part of the Purchased Assets lost, destroyed or damaged by any of the causes in respect of which the policies of insurance are maintained; the Vendors shall take all necessary steps to the satisfaction of the Purchaser, acting reasonably, to ensure that any assignments of the benefits of insurance in respect of the Purchased Assets in favor of any party other than the Purchaser or its nominee or nominees by either of them are subject to and subordinate to the interest and entitlement of the Purchaser or its nominee or nominees to proceeds of such insurance as provided in this Agreement;

       (e) ACCESS: subject to the provisions of the confidentiality agreement that has been executed by the Purchaser relating to the Business and the Purchased Assets, provide to the Purchaser, its employees, representatives and agents access during normal business hours to the facilities, properties and all books, accounts, data and records relating to the Business or the Purchased Assets, including electronically stored data and records, and to the Vendors' and Subsidiaries' personnel including, without limitation, all financial and operating data relating to the Business or the Purchased Assets and all, or true copies of all, title documents, contracts, agreements, mortgages, instruments, leases and other documents relating to the Purchased Assets or the Business as the Purchaser from time to time reasonably requests.

       (f) COOPERATION/PRE-CLOSING ACTIVITIES: to facilitate Closing on or before December 31, 1996 or as soon as possible, the Vendors shall have commenced pre-closing activities immediately upon the execution of this Agreement, which pre-closing activities include, without limitation: (i) making all reasonable efforts to seek and obtain all consents and approvals necessary for the assignment of the Vendors' interests in contracts, licenses, and joint venture interests (including consents and approvals, if any needed for the Nuclear Regulatory Commission, the parties to the Mongolian Joint Venture, Umetco Mineral Corporation, Cameco Corporation, Techsnabexport, Chubu Electric Power Company, Kyushu Electric Power Company and Sumitomo Corporation); (ii) providing Hart- Scott-Rodino notices or other required notices, and (iii) providing Purchaser with access to the Vendors facilities and personnel, as reasonably requested by Purchaser to aid it in connection with the pre-closing activities.


6.2 REBUILDING FACILITIES. In the event of any loss or destruction of the Purchased Assets in whole or in part after the date of this Agreement and up to the Closing, the Vendors and the Purchaser shall negotiate in good faith to agree upon the application of any proceeds of insurance to rebuilding, repairing or replacement of the lost or destroyed Purchased Assets in the best interests of the maintenance and continuation of the Business, and in accordance with the plans of the Purchaser for the Purchased Assets and Business. If the Purchaser and the Vendors are unable to agree upon the application of such proceeds, the proceeds shall be held by the Vendors and conveyed to the Purchaser at Closing.

6.3 REQUESTS FOR CONSENTS. The Vendors and the Purchaser will use all reasonable efforts to obtain, prior to Closing:

       (a) all consents and approvals necessary for the assignment of the Vendor's interest in the Contracts, the Permits and Licenses and the Surety Bonds to the Purchaser; or

       (b) if applicable, the re-issuance of any one or more of the Contracts, Permits and Licenses and Surety Bonds in the name of the Purchaser or its nominee or nominees,

and the Vendors will not, except as presently contemplated by the terms thereof or with the prior written consent of the Purchaser, agree to any amendment or variation to the terms of such Contracts, Permits and Licenses or Surety Bonds in connection with, or as a condition of, such assignment or re-issuance.

6.4 AGREEMENTS REQUIRING CONSENT. Where a consent of a third party is required to permit the transfer or assignment to the Purchaser of any of the Vendors' interest in any of the Contracts, Permits and Licenses or Surety Bonds, the assignment of those agreements and rights in respect of which the required consent has not been received on or before the Closing Date will not be effective in each case until the applicable consent has been received or the Bankruptcy Court enters an order authorizing the Vendors to assume such agreement and assign it to the Purchaser and, in the absence of such consent or Bankruptcy Court Order, such agreement or right will be held by the Vendors following the Closing in trust for the benefit and exclusive use of the Purchaser. The Vendors shall continue to use all reasonable efforts to obtain the required consents. The Vendors shall only make use of such agreements and rights in accordance with the directions of the Purchaser that do not conflict with the terms of such Contracts, Permits and Licenses or Surety Bonds provided that the Purchaser shall reimburse the Vendors for all reasonable costs and expenses incurred as a result of the direction of the Purchaser.

6.5               PURCHASER'S COVENANTS.

       (a) GENERAL: The Purchaser will, prior to and on the Closing Date, use all reasonable efforts to obtain all consents in form and substance reasonably satisfactory to the Purchaser.

       (b) CAPITAL STRUCTURE: The Purchaser will, on the Closing Date, have at least:

                   (i) $30,000,000 in working capital (which working capital may consist of subordinated debt); and

                   (ii)    a Book Value of $30,000,000

                  for the purpose of paying the Purchase Price and operating the Business; provided, however, if at Closing or subsequent thereto, Purchaser transfers or assigns the Mongolian Joint Venture Interests (or grants or conveys the right to be transferred the Mongolian Joint Venture Interest) to a nominee which is not a wholly owned subsidiary of Purchaser, then Purchaser will either: (x) increase the minimum amount of such working capital and Book Value on the Closing Date to $35,000,000 or, if the transfer occurs after the Closing Date, increase the working capital on the date of such transfer, by $5,000,000; or (y) arrange for the nominee (or the nominee's parent company) which obtains the Mongolian Joint Venture Interest to guarantee payment and performance of Purchaser's obligations hereunder. For greater certainty, subject to paragraph 6.5(c) below, Purchaser shall not be required to maintain any level of working capital or Book Value subsequent to the Closing, or if $5,000,000 is added to the working capital pursuant to clause (x) of paragraph 6.5(b)(ii), subsequent to the date such working capital is added.

       (c) TRANSFER RESTRICTIONS: At any time during the one-year period after the Closing, without the consent of the Vendors, acting reasonably, the Purchaser will not:

                   (i) on account of any debt to any parent company or other affiliated entities, repay any principal sums due thereunder; or

                   (ii)    in the case of equity, make any capital
                           distributions,

                  other than from net income or profits, unless at the time of and after giving effect to such repayment or distribution, the Purchaser has a Book Value in excess of $30,000,000.

       (d)        NOMINEE ENTITIES:    The Purchaser shall be responsible for
                  all the Assumed Obligations and shall continue to be liable for and hereby guarantees payment and performance of any Assumed Obligation which may be assigned to a nominee at Closing.

6.6 BANKRUPTCY COURT APPROVAL. The Vendors will have obtained on or before December 16, 1996 an order from Bankruptcy Court which implements the sale of the Purchased Assets to the Purchaser in accordance with the terms and conditions set forth herein. Such order shall be in a form reasonably approved by the Purchaser and its bankruptcy counsel. The order and the bankruptcy approval process shall include:

       (a) the Court's approval of the sale of the Purchased Assets to the Purchaser upon the terms and conditions set forth herein;

       (b) the entry of an appropriate and final Order which, inter alia, finds and concludes that:

                     (i) EFL and EFEX are authorized to proceed with the sale of the Purchased Assets upon the terms and conditions set forth herein pursuant to '363(b) and
                           (f) of the Bankruptcy Code;

                    (ii) any objections timely filed with respect to the sale of the Purchased Assets shall be overruled or the interest of such objectors have been satisfied or adequately provided for by the Court or EFL and EFEX;

                   (iii) the estates of EFL and EFEX are authorized to proceed with the sale of the Purchased Assets upon the terms and conditions set forth herein pursuant to '363(b) and (f) of the Bankruptcy Code;

                    (iv) no competitive bid for the Purchased Assets has been received which complies with the bidding requirements approved by the Bankruptcy Court;

                     (v) the Purchase Price as set forth herein represents a fair value of the Purchased Assets;

                    (vi) the sale of the Purchased Assets on the terms contemplated herein is in the best interest of the estates of EFL and EFEX;

                   (vii) EFL, EFEX, the Committee and the Purchaser have acted and negotiated this transaction in good faith as set forth in ' 363(m) of the Bankruptcy Code;

                   (viii) the Court shall retain jurisdiction for the purposes of enforcing the provisions of the Order;

                     (ix) the sale to the Purchaser of the Purchased Assets by the estates of EFL or EFEX shall be made, pursuant to ' 363(f), free and clear of any and all liens, security interests, charges, and other encumbrances and claims of any kind, except for the Permitted Encumbrances and Assumed Obligations;

                      (x) any fees or commissions due to any brokers involved in the consummation of this transaction as a result of the acts of the Committee, the Vendors or the Subsidiaries shall be paid from the proceeds of the Purchase Price and shall not be the obligations of the Purchaser, provided, however, that the Purchaser shall be responsible for its own broker's fees or commission, if any;

                     (xi) upon completion of the winding up of the Subsidiaries, the Liquidation is final, effective and complete, and the Vendors are authorized to sell all of the Purchased Assets of the Subsidiaries (except the Swiss Royalty) of every kind and nature, including, without limitation, all lands, licenses, permits, mineral rights, reserves, ore stockpiles, equipment, infrastructure, contracts, inventory, intellectual property, general intangibles, notes, receivables, machinery, vehicles, equipment, furniture and fixtures, such assets are property of the estate of EFL and all remaining liabilities (not assumed by the Purchaser), if any, of the Subsidiaries will be paid in full by the liquidating agent. Under no circumstances shall any such unpaid liabilities be the obligation of the Purchaser or its nominees except as expressly set forth herein;

                    (xii) the estates of EFL and EFEX are authorized to assume and assign to the Purchaser or its nominees, the following executory contracts:

                                       A.     the Processing Contract;

                                       B.     the Gobi Region Mineral Agreement;

                                       C.     the Founding Agreement;

                                       D.     the Argunexco Joint Venture;

                                       E.     the Cameco Agreement;

                                       F.     the Japanese Contracts; and

                                       G.     any other Contracts necessary for
                                              the reasonable operation of the
                                              Business and any of the Purchased
                                              Assets;

                   (xiii) the Purchased Assets shall be sold free and clear of all liens, security interests, charges, encumbrances and claims of any kind (except for Permitted Encumbrances and Assumed Obligations), including without limitation those liens, security interests, charges, encumbrances and claims relating to the Term Loan, which shall be released at Closing and the outstanding balance of which shall be paid at Closing to the Swiss Utilities from the proceeds of the Purchase Price; and

                   (xiv) such other findings of fact and conclusions of law reasonably requested by the Purchaser and agreed to by the Vendors acting reasonably;

       (c) provisions to the effect that other persons shall have the right to submit a competing bid in accordance with the Motion For Approval of (1) Overbid Procedures For Sale Of Assets,
                  (2) Minimum Overbids, (3) Breakup Fee and (4) Cost Reimbursement filed in the Bankruptcy Case as amended by the Stipulation Resolving Official Joint Creditors' Committee's Application To Expand The Scope Of The Blackstone Group L.P. As Financial Advisor, Motion For Approval of (1) Overbid Procedures For Sale of Assets, (2) Minimum Overbids, (3) Breakup Fee and (4) Cost Reimbursement, And Objections Thereto and in accordance therewith and as modified hereby:

                   (i) if the Vendors are unable to consummate the sale of the Purchased Assets to the Purchaser in accordance with the terms and conditions set forth herein or if the Purchaser terminates the Purchase Agreement as set forth herein, but after February 14, 1997, then the Purchaser shall be granted an administrative expense claim under '503(b)(1), for all its reasonable out-of-pocket fees, costs and expenses (up to a maximum of $500,000) (the "Cost Reimbursement") it incurred in connection with its attempt to acquire the

                           Purchased Assets, including, without limitation, those fees (including without limitation attorneys' and consultants' fees), costs and expenses incurred in conducting due diligence efforts, negotiating the terms and conditions of the proposed sale and drafting the letter of intent dated July 30, 1996, this Agreement and other documents to effectuate the proposed sale. The Cost Reimbursement shall be payable in accordance with subsequent orders of the Bankruptcy Court, taking into account the Vendors' operations and the existence of other administrative claims. If the Cost Reimbursement is not paid within sixty days of the allowance of the administrative expense claim, the Purchaser shall be entitled to interest on the Cost Reimbursement at the London Interbank Offered Rate;

                   (ii) if the Sale is not approved by December 19, 1996, the Purchaser shall have the right to terminate this Agreement, which termination shall be effective upon written notice to the Committee; and

                   (iii) if the Purchaser terminates its obligations under this Agreement after December 11, 1996 but before February 14, 1997, then the Cost Reimbursement shall not become due and payable to the Purchaser. However, if the Purchaser terminates its obligations under this Agreement on or after February 14, 1997, then the Cost Reimbursement shall become due and payable to the Purchaser.

6.7 HART-SCOTT-RODINO APPROVAL. As soon as reasonably practicable after the entry of the Order, the Vendors and the Purchaser shall file an application under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino") as "acquired parties" in connection with the transactions contemplated hereby and shall request expedited treatment thereof and shall file an application for an Exon-Florio waiver. To the extent reasonably practicable, the Vendors and the Purchaser will cooperate in the preparation of their respective applications prior to the entry of the Order. The Vendors and the Purchaser shall use their reasonable best efforts to ensure that all required Hart-Scott-Rodino approvals in connection with the transactions contemplated hereby are obtained prior to the Closing Date or all required waiting periods under Hart-Scott-Rodino have expired. The filing fee for such Hart-Scott-Rodino applications shall be shared equally by the Purchaser on the one hand and the Vendors on the other hand.

6.8 LIABILITIES OF SUBSIDIARIES. The Vendors shall pay or cause to be paid in full or reserve, prior to the Closing Date, all Liabilities (except for Assumed Obligations) of the Subsidiaries. The Vendors shall place in trust from the proceeds of sale of the Purchased Assets an amount sufficient to satisfy all such Liabilities which may exist after the Closing Date. The amount the Vendors place in trust shall be no less than the sum of:

       (a) all known and asserted, but disputed or otherwise unpaid Liabilities of the Subsidiaries; and

       (b) such other sums as the Vendors using reasonable business judgment determine are necessary to satisfy any other unpaid Liabilities (which are not assumed by Purchaser) or other amounts owing or reasonably expected to be owing by the Subsidiaries, including, without limitation, unliquidated or contingent Liabilities.

These sums shall remain in trust to satisfy the Claims of all holders of a Liability against the Subsidiaries until all such Liabilities or amounts are satisfied in full or the Bankruptcy Court enters an order authorizing the disbursement or reduction of such trust funds. The Swiss Utilities, but no other parties, shall be considered as third party benificiaries of this section 6.8.


                       SECTION 7 - CONDITIONS OF CLOSING

7.1 CONDITIONS OF THE PURCHASER: The obligation of the Purchaser to complete the purchase of the Business and the Purchased Assets contemplated by this Agreement is subject to the fulfilment of the following conditions:

       (a) REPRESENTATIONS AND WARRANTIES: The representations and warranties of the Vendors contained in this Agreement shall, except as contemplated in this Agreement, be true and correct on and as of the Closing in all material respects with the same effect as though such representations and warranties had been made as of the Closing;

       (b) COVENANTS: All of the covenants and agreements of the Vendors to be performed on or before the Closing pursuant to this Agreement shall have been duly performed in all material respects;

       (c) COMPLETION OF LIQUIDATION: At least five business days prior to Closing, the Liquidation shall have been completed to the reasonable satisfaction of the Purchaser such that at least five business days prior to Closing:

                   (i) all of the assets and liabilities of H-B, CRP, ASP, AZ1 or KNP, except the Swiss Royalty, will be assets and liabilities of EFL; and

                   (ii) the only interest that KKL, KKG, NOK and P-H will have in any of H-B, CRP, ASP, AZ1 or KNP or any of their respective assets or in EFL or any of its assets will be the Swiss Royalty, the KKL Option and the Term Loan;

                  provided however, that nothing herein shall be considered a waiver by KKL, KKG or NOK of any rights and remedies against the Vendors, their Affiliates, the Subsidiaries or Oren Benton under or in connection with the Dissolution Agreement. In addition and without limiting the foregoing, the Liquidation shall have been completed as set forth in paragraph 6.6(b)(x) and the Subsidiaries shall have executed and delivered the Swiss Royalty;

       (d) RECEIPT OF COURT ORDER REGARDING LIQUIDATION: The entry of a non-appealable bankruptcy court order confirming that all of the assets and liabilities of each of H-B, CRP, ASP, AZ1 and KNP were acquired and assumed by EFL upon the Liquidation;

       (e) ACCESS TO BOOKS AND RECORDS: The Purchaser shall have received unrestricted access to the books and records and personnel of each of the Vendors and the Subsidiaries, having received all requested information relating to the Purchased Assets and Business and having received all requested cooperation from each of such parties, commencing on the date hereof;

       (f) BUSINESS IN ORDINARY COURSE: The Business of each of the Vendors and Subsidiaries being carried on in the ordinary course until Closing and there being no material adverse change in the Business of any of the Vendors or the Subsidiaries or in the Purchased Assets prior to Closing (with the exception of changes arising as a result of the transactions contemplated by this Agreement);

       (g) MAINTENANCE OF PROPERTIES: Except as disclosed herein, the Vendors and Subsidiaries making all payments and expenditures and taking all steps necessary to keep each of the Purchased Assets in good standing until Closing including, without limitation, making the following payments:

                   (i) all payments required to be paid to employees for wages, salaries and benefits and all state, federal and local taxes and other required payments;

                   (ii) all payments required to keep all existing properties and joint venture interests in good standing;

                   (iii)   all office and mill holding costs; and

                   (iv) all real property and personal property taxes and assessments;

       (h) TRANSFER OF MONGOLIAN JOINT VENTURE INTEREST: Suitable arrangements having been made with the other parties to the Mongolian Joint Venture to enable the Mongolian Joint Venture Interest to be transferred to the Purchaser or its nominee in its present form (free of any new or additional liens, charges, royalty interests, encumbrances and security interests on any of the underlying assets of the Mongolian Joint Venture);

       (i) TRANSFER OF TITLE: Subject to paragraph 7.4 hereof, title to the Purchased Assets having been transferred to the Purchaser or its nominee or nominees as contemplated herein;

       (j) URI AGREEMENT NOT CLOSED: The transactions set out in the URI Agreement shall not have been completed, nor shall any steps have been taken towards such completion;

       (k) CANCELLATION OF OPTION AGREEMENT: The Option Agreement is surrendered and cancelled by KKL to the reasonable satisfaction of the Purchaser at Closing;

       (l) TREATMENT OF LIENS: Any and all agreements between the Vendors or the Subsidiaries and any other parties providing for the creation or attachment of a lien, security interest, royalty interest, option or other encumbrance (other than the Permitted Encumbrances) upon any of the Purchased Assets shall either, by agreement in writing satisfactory to the Purchaser, be borne by EFL or EFEX or attach to the proceeds of sale of the Purchased Assets;

       (m) TREATMENT OF BENCO FAMILY PARTNERSHIP: Oren Benton and the Benco Family Partnership shall surrender and cancel in writing or other satisfactory evidence to the Purchaser acting reasonably any and all agency agreements and other agreements relating to or affecting the Mongolian Joint Venture Interest or its underlying assets or any other Purchased Assets;

       (n) LIABILITIES OF SUBSIDIARIES: As of the Closing Date, the Term Loan shall have been paid and, subject to clause (k) above, all other Liabilities (except for Assumed Obligations) of the Subsidiaries shall have been paid in full or the Vendors shall have reserved from the proceeds of sale of the Purchased Assets an amount sufficient to satisfy all such Liabilities in a manner as set forth in paragraph 6.8 above;

       (o)        UMETCO MATTERS: On or before Closing:

                   (i) the Purchaser shall have received written consents executed by authorized officers of Umetco and Union Carbide Corporation consenting to the payment-in-full of the Umetco Note at Closing upon the replacement of the Mill Bond in a form reasonably satisfactory to the Purchaser. Such payment shall consist of: (x) the lesser of the face amount of the replacement Mill Bond or the principal and interest due on the Umetco Note (excluding any offsets or defenses) as of the date of the transfer of the Mill Bond; and (y) a promissory note in the amount equal to the residual amount owing under the Umetco Note, if any, after payment of the amount set forth in subsection (x) above, which note shall bear interest at the rate set forth in the Umetco Note. Such note shall be a negotiable instrument, free of any claims, defenses and offsets as purchaser may reasonably approve.

                   (ii)    At the Closing, the payment referred to in clause
                           (i)(x) of this paragraph and the issuance of the note referred to in clause (i)(y) of this paragraph shall have occured;


       (p) TRANSFER OF PERMITS AND LICENSES: Subject to paragraph 7.4 hereof, the Vendors shall have obtained receipt of any necessary and material United States governmental state and other regulatory approvals that are required in order to complete the transfer of the Permits and Licenses so contemplated hereunder including, without limitation, issuances or transfer of all Nuclear Regulatory Commission licenses relating to the Mill and other assets to the Purchaser or its nominees.

       (q) UMETCO PERMIT TRANSFERS. All Permits and Licenses relating to any of the Purchased Assets held by Umetco, or any of Umetco's Affiliates or other third parties shall have been transferred to the Purchaser or its nominees or the Vendors shall have posted an amount in escrow equal to two (2) times the amount of the reclamation bond or surety obligation associated with any delayed mine permit transfer.

       (r) REQUIRED BANKRUPTCY NOTICE PROCEDURES. The Vendors shall have advertised and provided notice of the Motion, the Liquidation and the proposed sale to all parties in interest and all entities holding a Liability against the Subsidiaries or Vendors or their Affiliates in the jointly administered bankruptcy proceedings. Such advertisement and notice shall have included, without limitation, the following:

                   (i) the notice shall have been mailed, no less than thirty days prior to a Bankruptcy Court hearing to approve the sale or otherwise implement this Agreement, to all known creditors and other entities holding a Liability against the Subsidiaries or Vendors or their Affiliates in the jointly administered bankruptcy proceedings;

                   (ii) the notice shall have described, in reasonable detail, the Liquidation and the proposed sale of the Purchased Assets to the Purchaser;

                   (iii) the notice shall also have been served upon all local, state and federal taxing and environmental authorities as reasonably designated by Purchaser, including those local, state and federal taxing and environmental authorities in Colorado, Wyoming, Utah, Arizona and Washington D.C.;

                   (iv) the Liquidation and sale of the Purchased Assets to Purchaser shall have been advertised to provide reasonable notice to all known or unknown creditors of the Vendors and Subsidiaries of the transactions contemplated herein and shall have included, without limitation, advertisements or announcements (in a form reasonably acceptable to the Purchaser) in the following periodicals, newspapers or journals:

                           A.          the Denver Post;

                           B.          Nuclear Fuel;

                           C.          South Utah News;

                           D.          The Blue Mountain Panorama;

                           E.          The Daily Sentinel;

                           F.          The Casper Star-Tribune; and

                           G.          Salt Lake Tribune.

       (s) HECLA ACKNOWLEDGEMENT. The Purchaser shall have received an acknowledgement and consent from Hecla consenting to the transfer by the Vendors of their rights and interest in the Hecla Joint Venture and the underlying property and acknowledging that the Purchaser or its nominee has the rights and obligations of

Union Carbide and Umetco under the joint venture documents and that such rights and obligations are in good standing.

The foregoing conditions set forth in this Section 7.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.

7.2 CONDITIONS OF THE VENDORS. The obligation of the Vendors to complete the sale of the Business and the Purchased Assets contemplated by this Agreement is subject to the fulfilment of each of the following conditions:

       (a) REPRESENTATIONS AND WARRANTIES: The representations and warranties of the Purchaser contained in this Agreement shall, except as contemplated herein, be true on and as of Closing in all material respects with the same effect as though such representations and warranties had been made as of Closing; and

       (b) COVENANTS: All of the covenants and agreements of the Purchaser to be performed on or before Closing pursuant to this Agreement shall have been duly performed in all material respects.

The foregoing conditions set forth in this Section 7.2 are inserted for the exclusive benefit of the Vendors and may be waived in whole or in part by the Vendors at any time.

7.3 MUTUAL CONDITIONS. The obligation of the Vendors to complete the sale of the Business and Purchased Assets as contemplated by this Agreement and of the Purchaser to complete the purchase of the Business and Purchased Assets as contemplated by this Agreement is subject to fulfilment of the following conditions:

       (a) NO ORDERS OR PROCEEDINGS: No injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted or remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated by this Agreement;

       (b) RECEIPT OF BANKRUPTCY COURT ORDERS: The Vendors shall have complied with the procedures and obtained the court orders referred to in paragraph 6.6;

       (c) RECEIPT OF HART-SCOTT-RODINO APPROVAL: Receipt by the Vendors and the Purchaser of Hart-Scott-Rodino approval of the transactions contemplated hereby or the expiration of all Hart-Scott-Rodino waiting periods;

       (d) TRANSFER OF SURETY BONDS: Appropriate arrangements having been made to validly transfer all of the Surety Bonds and the Bonding Security to the Purchaser or its nominees or, in the event any such Surety Bonds are not transferred to the Purchaser, the Purchaser shall have made reasonable efforts to replace such Surety Bonds on terms acceptable to the Purchaser in its reasonable discretion;

       (e) THIRD PARTY CONSENTS: Receipt of all third-party consents other than the software licenses, fax and copier rental agreements, which are not material to the Business, or an enforceable final and nonappealable Bankruptcy Court order obviating the need for any such consents listed in Schedule "S" hereto;

       (f) JAPANESE CONSENTS: Receipt of all consents required for the valid and enforceable assignment of the Japanese Contracts to the Purchaser, which consents shall be in a form reasonably acceptable to the Purchaser;

       (g) ARGUNEXCO CONSENTS: Receipt of all consents required for the valid and enforceable assignment of the Argunexco Joint Venture to the Purchaser, which consents shall be in a form reasonably acceptable to the Purchaser , provided that for all such consents to be deemed to have been obtained, EFN shall have been released from its guaranty of the agreement dated _______ with respect to the supply of uranium to Duke Power, or the Purchaser shall have agreed to provide such guaranty to Duke Power;

       (h) MILL BOND TRANSFER: Subject to the payment-in-full of the Umetco Note, the Purchaser shall have replaced the Mill Bond and thereby shall have released Umetco and Union Carbide from the Mill Bond.

The foregoing conditions are inserted for the mutual benefit of the Vendors and the Purchaser and may be waived in whole or in part only if jointly waived by the Vendors and the Purchaser. If any of the foregoing conditions have not been fulfilled by the Closing or shall, prior to the Closing, have become incapable of fulfilment, either the Vendors or the Purchaser may terminate this Agreement by notice to the other to that effect, without prejudice however to any right or remedy of the Vendors or the Purchaser with respect to a breach of any covenant in this Article or a failure to close the transaction contemplated hereby within the time frames set out herein.

7.4               AGREEMENT TO WAIVE CONDITIONS:      The Purchaser hereby
agrees to waive the condition set out in paragraphs 7.1(i) and (p) above with respect to the transfer of any Permits and Licenses at or before Closing if the Purchaser is satisfied, acting reasonably, that any such Permits or Licenses not so transferred at or before Closing are:

       (a)        not material to the Purchased Assets or Business; or

       (b)        if material, the Purchaser is satisfied that either

                   (i) the approval of the transfer of the Permit or License is routine and will be granted within ninety
                           (90) days after the Closing; or

                   (ii) an adequate amount of the Purchase Price is held back at Closing, over and above the Holdback amount referred to in paragraph 3.3(b), to protect the Purchaser if the Permit or License is not transferred within a reasonable amount of time after Closing.

                  For greater certainty, and without limitation, any Permits or Licenses required to allow the Purchaser to fully operate the Mill and operate and mine the Arizona 1 Mine, Canyon Mine, Sunday Mine Complex and West Sunday Mine Complex and the Reno Creek property are considered to be material to the Purchased Assets and Business.

7.5 FURTHER ADJUSTMENTS. If one or more of the conditions referred to in sections 7.1, 7.2 or 7.3 are not satisfied at or prior to Closing and the Purchaser and Vendors mutually agree, the Purchaser and Vendors may negotiate a change to the Purchase Price and/or an additional holdback (over and above the holdback referred to in paragraph 3.3(b) to compensate for the failure of such condition or conditions being satisfied.

                        SECTION 8 - CLOSING TRANSACTIONS

8.1 CLOSING DATE. Closing shall occur as soon as reasonably practicable after the entry of the final Order of the Bankruptcy Court approving the Purchase Agreement or the sale of the Purchased Assets in accordance with '363(b) and (f), and in any event no later than February 14, 1997. If Closing does not occur by February 14, 1997, the Purchaser shall have the right upon five days written notice to the Vendors and Committee following February 14, 1997 to extend Closing for a thirty day period (the "First Extension Period"). If the Purchaser does not elect to extend Closing, then the Purchaser and the Vendors and Committee shall at such time and at all times thereafter until Closing has occurred each have the right to terminate this Agreement upon written notice to the other party without further obligation except as provided herein. If the Purchaser elects to so extend Closing and Closing does not occur before the end of the First Extension Period then the Purchaser shall have the right upon five (5) days' written notice to the Vendors and Committee following the expiration of the First Extension Period, to extend Closing for a further thirty day period (the "Second Extension Period"). If the Purchaser does not so elect to further extend Closing or Closing does not occur within the Second Extension Period, then the Purchaser and the Vendors and

Committee shall at such time and at all times thereafter until Closing has occurred each have the right to terminate this Agreement upon written notice to the other party without further obligation except as provided herein. The provisions of this paragraph 8.1 are subject to modification on the terms and conditions set out in paragraph 8.9. The Vendors and the Purchaser shall be obligated to close during any Extension Period upon the satisfaction or waiver of the Closing Conditions set forth in Section 7.

8.2               TIME AND PLACE OF CLOSING.  Closing shall be 10:00 a.m.
(M.S.T.) on the Closing Date, or such other time as the Vendors and the Purchaser may agree upon in writing. The place for Closing shall be at the offices of Dorsey & Whitney LLP, Denver, Colorado, or at such other place as the Vendors and the Purchaser may agree upon in writing.

8.3 POSSESSION. Subject to Closing occurring, the Purchaser shall be entitled to have possession of the Purchased Assets and Business as of and from Closing, and the Vendors will, on Closing, forthwith deliver to the Purchaser all keys in the possession of the Vendors relative to the Purchased Assets. The parties agree to cooperate to achieve a swift but orderly transfer of control of the Purchased Assets after Closing.

8.4 VENDOR'S CLOSING DOCUMENTS. At Closing, the Vendors will deliver the following to the Purchaser:

       (a) all deeds, bills of sale, transfers and assignments which are necessary to assign or transfer the Purchased Assets or the Vendors' interest in the Purchased Assets to the Purchaser as contemplated by this Agreement in such form as the parties may agree, acting reasonably;

       (b) certified copies of resolutions of the directors and a special resolution of the shareholders, partners, or liquidating agent as the case may be, of each of the Vendors approving the sale of the Business and Purchased Assets as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Vendors pursuant to this Agreement;

       (c) documents executed by the Swiss Utilities acknowledging their consent to, and authorization of the Liquidating Agent (as defined in the Dissolution Agreement) of the Subsidiaries to implement the completion of the Liquidation, unless this requirement is waived by the Purchaser;

       (d) a certificate dated the Closing Date of an authorized officer of each of the Vendors certifying that, to the best of the officer's knowledge, the representations and warranties made by the Vendors in this Agreement are true and correct in all material respects as at Closing and that all covenants and agreements to be observed or performed by the Vendors on or before Closing pursuant to the terms of this Agreement have been duly observed and performed in all material respects, with particulars of any applicable exceptions;

       (e)        [This paragraph intentionally omitted]

       (f) an opinion of the Vendors' counsel substantially in the form of Schedule "T";

       (g) evidence of the satisfaction or waiver of all conditions set out in Section 7;

       (h) good standing certificates and other customary closing documents required by the Purchaser or its counsel, acting reasonably;

       (h) valid and binding releases, in a form reasonably acceptable to the Purchaser, whereby Vendors and their successors and assigns release the Purchaser from all claims arising under ''544-549 of the Bankruptcy Code;

       (i) a statement from Vendors to the Purchaser regarding the employees listed on Schedule "A", setting forth an accurate description of the compensation, benefits, whether or not unionized, position, job, classification, date of hire, age and working location of each such employee and representing and warranting to Purchaser the accuracy and validity of such information; and

       (j) a certificate from the Vendors stating that the Liquidation has been completed as contemplated by this Agreement.

8.5 PURCHASER'S CLOSING DOCUMENTS. At the Closing the Purchaser will deliver to the Escrow Agent a certified or an official bank check or draft payable to the Escrow Agent in the amount of $1,500,000, pursuant to paragraph 3.3(b), and will deliver the following to the Vendors:

       (a) a certified or official bank check or draft payable to the Vendors, or as the Vendors or the Bankruptcy Court may order or direct, in the amount specified in paragraph 3.3(a);

       (b) documents with respect to the assumption by the Purchaser from and after the Closing of the Assumed Obligations, in such form as the parties may agree, acting reasonably;

       (c) a certified copy of resolutions of the directors of the Purchaser approving the purchase of the Business and the Purchased Assets as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Purchaser pursuant to this Agreement;

       (d) a certificate dated the Closing Date of an authorized officer of the Purchaser certifying that, to the best of the officer's knowledge, the representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects as at the Closing and that the covenants and agreements to be observed or performed by the Purchaser on or before the Closing pursuant to the terms of this Agreement have been duly observed and performed in all material respects, with particulars of any applicable exceptions;

       (e) an opinion of the Purchaser's counsel substantially in the form of Schedule "U";

       (f) good standing certificates and other customary closing documents required by the Vendors or its counsel, acting reasonably;

       (g) an assumption and assignment agreement relating to Purchaser's assumption of that portion of Assumed Obligations comprised of all Environmental and Reclamation Obligations in a form as the parties may agree, acting reasonably; and

       (h)        an indemnification agreement, in a form set forth in Schedule
                  "Y".

8.6 CONCURRENT DELIVERY. It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by each party to the other all pursuant to the terms of this Agreement shall be concurrent requirements and that nothing shall be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered.

8.7 DELIVERY OF BOOKS AND RECORDS. Immediately following the Closing, the Vendors shall deliver or make available to the Purchaser in the respective places where such documents are now located, the Books and Records, together with the original Contracts, Permits and Licenses and Surety Bonds which relate thereto to the extent in the possession of the Vendors.

8.8 TRANSFER. Subject to compliance with the terms and conditions of this Agreement, the transfer of possession of the Purchased Assets shall be deemed to take effect as at Closing.


             SECTION 9 - ASSUMPTION OF OBLIGATIONS AND LIABILITIES

9.1 ASSUMPTION OF OBLIGATIONS AND LIABILITIES. Effective on the Closing, the Purchaser or its nominee or nominees shall assume and be responsible for the performance of all obligations which are to be observed or performed from and after the Closing Date under the Assumed Obligations.

9.2 VENDOR'S OBLIGATIONS AND LIABILITIES. The Vendors shall be responsible for the performance of all obligations and satisfaction of all Liabilities pertaining to the Business and the Purchased Assets other than those to be observed and performed by the Purchaser. The Vendors shall be responsible for curing any defaults or arrearages relating to all Contracts and other Purchased Assets which are to be assumed and assigned to Purchaser including, without.limitation those defaults or arrearages set out in Schedule "V" but excluding the defaults set forth in Schedule "Z".

9.3               COST AND TAX ALLOCATIONS.   The Vendors shall pay any and all
federal or foreign taxes associated with or resulting from the transactions contemplated hereby. Any state sales or use taxes shall be borne by the Purchaser. Any state or local transfer taxes associated with or resulting from the transactions contemplated hereby shall be borne equally by the Purchaser and the Vendors with the Purchaser paying one-half of such tax obligations and the remaining half paid by the Vendors. The Purchaser shall bear all administrative costs and related filing fees imposed by governmental agencies associated with the transfer of Permits and Licenses.


                        SECTION 10 - POST-CLOSING EVENTS

10.1 TRANSFERS OF EMPLOYMENT. The Vendors and the Purchaser shall cooperate to effect an orderly transfer of employment of the Employees of the Vendors and in that regard the Vendors shall give or cause to be given notice of termination of employment effective the Closing Date to all Employees of the Vendors and simultaneously therewith the Purchaser shall give offers of employment (such employment to commence on the Closing Date) to each of such Employees of the Vendors terminated by the Vendors.

10.2 CERTAIN OBLIGATIONS RESPECTING EMPLOYEES. The Vendors and the Purchaser agree that the Vendors will be responsible for and will pay to those Employees all obligations and Liabilities of the Vendors and the Subsidiaries owing on account of any of the Employees in respect of any period prior to the Effective Time, including, without limitation, all salaries, wages, vacation pay, bonuses, commissions, incentive payments, severance and retention payments, if any, and other like payments to which those Employees may be entitled, whether or not accrued, as being payable in respect of any period prior to the Effective Time.

10.3 CHANGE AND USE OF NAME. The Vendors agree that as soon as possible after the Closing Date the Vendors shall change their names and the names of any of their Affiliates that include the words "Energy Fuels" to a name that does not include the words

"Energy Fuels" or any part thereof or any similar words. The Vendors agree that from and after the Closing Date neither the Vendors nor any of their Affiliates will use as a business name or name of an entity the words "Energy Fuels" or any part thereof or any similar words. The Vendors will deliver to the Purchaser at the Closing all documentation required to effect such name changes.

                  The Vendors shall, prior to the Closing, pass all necessary resolutions to change their names to names which do not include the words "Energy Fuels" and shall take all steps reasonably required in order to permit the Purchaser and its nominees to use that name. Purchaser acknowledges that John Adams may have the non-exclusive right to use the "Energy Fuels" name.


10.4 EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Within sixty days after the Closing Date, the Purchaser shall notify the Vendors of any executory contracts or unexpired leases which Purchaser seeks to assume but which are not listed on Schedule "D" which executory contracts or unexpired leases relate to the Business and are not subject to a previous court order under '365 of the Bankruptcy Code authorizing the assumption and assignment of such executory contracts or unexpired lease to the Purchaser. The Vendors shall thereafter use their best efforts to assume and assign to the Purchaser such executory contracts and unexpired leases.


             SECTION 11 - SURVIVAL OF REPRESENTATIONS AND RECOURSE

11.1 SURVIVAL. The representations and warranties of the Purchaser contained in paragraph 5.1 of this Agreement shall survive the completion of the transactions contemplated hereby and shall continue in full force and effect thereafter for a period of 12 months after the Closing Date, after which they shall expire; provided however, that if the Vendors assert a claim based upon the representations and warranties of the Purchaser contained in this Agreement within 12 months after the Closing Date, then such claim shall continue until resolved or otherwise adjudicated. The Purchaser's covenants and agreements set out in paragraphs 5.1(e), 5.1(f), 6.5, 9.1, 9.3, 10 and 11 and all other covenants and agreements of the Purchaser set out in this Agreement including, but not limited to, assumption of the Assumed Obligations that do not relate to obligations to be performed at or before Closing, shall survive indefinitely or for such shorter time period as expressly set out therein. The representations, warranties, and agreements of the Vendors contained in this Agreement shall survive the completion of the transactions contemplated hereby and shall continue in full force and effect thereafter for a period of 12 months after the Closing Date with the exception of the representations and warranties set out in paragraph 4.2.4(d), which shall survive indefinitely; provided however, that if the Purchaser asserts a claim based upon the representations, warranties, and agreements of the Vendors contained in this Agreement within 12 months after the Closing Date, then such claim shall continue until resolved or otherwise adjudicated. The Vendors covenants set out in paragraphs 4.2.4(c), 4.2.7(a), 4.2.7(c), 4.2.8(d), 6.4, 6.8 and 9.3 and Sections 10 and 11 and all
other covenants and agreements of the Vendors set out of this Agreement that do not relate to obligations to be performed at or before Closing shall survive indefinitely or for such shorter time period as expressly set out therein.

11.2 INDEMNITY BY THE VENDORS. Subject to the limitations set forth in paragraphs 11.1 and 11.5, in addition to any rights the Purchaser has under this Agreement with respect to any claims, the Vendors will indemnify and save the Purchaser harmless from and against all losses, costs, damages, expenses, penalties and Liabilities suffered or incurred by the Purchaser or its nominee or nominees:

       (a) by reason of a breach of any representation, warranty, covenant or agreement of the Vendors set forth in this Agreement;

       (b) arising out of or in connection with any Liabilities or obligations of the Vendors that are not Assumed Obligations by the Purchaser pursuant to this Agreement relating to the Business or any of the Purchased Assets; and

       (c) arising out of or in connection with any Liabilities of the Subsidiaries which are not Assumed Obligations.

For greater certainty, the indemnity obligations of the Vendors to the Purchaser shall be limited to the Holdback Amount except for claims arising under paragraph 11.2(c) which shall be unlimited.

11.3 INDEMNITY BY THE PURCHASER: Subject to the limitations set forth in paragraphs 11.1 and 11.5, in addition to any rights the Vendors have under this Agreement with respect to any claims, the Purchaser will indemnify and save the Vendors harmless from and against all losses, costs, damages, expenses, penalties and Liabilities suffered or incurred by the Vendors:

       (a) by reason of a breach of any representation, warranty, covenant or agreement of the Purchaser set forth in this Agreement; and

       (b) arising out of or in connection with any obligations comprising the Assumed Obligations.

11.4 DEFENSE OF INDEMNITY CLAIMS. In the event of a claim (an "Indemnity Claim") being made by a third party against a party hereto (the "Indemnified Party") in respect of which another party (the "Indemnifier") has covenanted to indemnify the Indemnified Party, the following provisions shall apply.

                  The Indemnified Party shall promptly give notice to the Indemnifier of any Indemnity Claim in respect of which the Indemnified Party intends to claim for indemnification against the Indemnifier under this Agreement. Such notice shall specify with reasonable particularity (to the extent that the information is available) the nature of the Indemnity Claim. The Indemnifier shall, at its own expense, assume control of the negotiation, settlement and defense of such Indemnity Claim. The Indemnified Party shall cooperate with the Indemnifier in respect of such Indemnity Claim, and the Indemnifier shall reimburse the Indemnified Party for all the Indemnified Party's reasonable expenses as a result of the Indemnifier's assumption of such Indemnity Claim and arising from the Indemnified Party's cooperation. The Indemnified Party shall have the right to participate in the negotiation, settlement and defense of such Indemnity Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifier and the Indemnified Party shall be retained by the Indemnifier. If the Indemnifier fails to defend any Indemnity Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of the Indemnity Claim at the expense of the Indemnifier, and the Indemnifier shall be bound by the results obtained by the Indemnified Party with respect to such Indemnity Claim.

11.5 EXTENT OF HOLDBACK CLAIMS. Any Holdback Claims made by the Purchaser for any breaches of representation, warranty, covenant or agreement of the Vendors contained herein or for indemnification shall be limited in aggregate to the $1,500,000 deposited with the Escrow Agent under the Escrow Agreement plus accrued interest except for any Holdback Claims in connection with any Liabilities of the Subsidiaries which are not Assumed Obligations, which such claims shall be unlimited. However, the parties agree that the party substantially prevailing in any disputed Holdback Claim shall be entitled to reimbursement for reasonable attorney's and other professional's actual fees and disbursements incurred in prosecuting or defending any disputed Holdback Claim. If the Claim is determined, as to liability, partially, but not substantially in favor of the Purchaser and partially, but not substantially in favor of the Vendors, or the amount of the Holdback Claim is decided somewhere between the amount claimed by the Purchaser and Vendors but not substantially in favor of either the Purchaser or the Vendors, then the court or other appropriate authorities that made the determination shall apportion such fees and expenses fairly between the parties.

11.6 ADDITIONAL RULES AND PROCEDURES. The following provisions shall also apply with respect to Indemnity Claims:

       (a) In the event that any Indemnity Claim is of a nature such that the Indemnified Party is legally bound or required by applicable law to make a payment to any person (a "Third Party") with respect to such Indemnity Claim before the completion of settlement negotiations or related legal proceedings, including without limitation, the posting of any security to stay any process of execution or judgment, the Indemnifier shall, subject to the limitations set forth in paragraph 11.5 be obligated to make such payment or post security therefor, on behalf of the Indemnified Party. If the Indemnifier fails to do so, the Indemnified Party may make such payment or post security therefor and the Indemnifier shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or cause the security to be replaced and released. If the amount of any liability of the Indemnified Party under the Indemnity Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the third party, pay the amount of such difference to the Indemnifier.

       (b) Except in the circumstance contemplated by paragraph 11.6(a), or unless the Indemnifier fails to assume control of the negotiation, settlement and defense of any Indemnity Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Indemnity Claim except with the prior written consent of the Indemnifier (which consent shall not be unreasonably withheld).

       (c) The Indemnified Party shall not permit any right of appeal in respect of any Indemnity Claim to terminate without giving the Indemnifier notice thereof and an opportunity to contest such Indemnity Claim.

       (d) The Indemnified Party and the Indemnifier shall cooperate fully with each other with respect to Indemnity Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Indemnity Claim with his counterpart and with counsel at all reasonable times.

       (e) Notwithstanding anything else in this paragraph 11.6, the Indemnifier shall not settle any Indemnity Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

       (f) The provisions of paragraph 11.4 and this paragraph 11.6 are intended to set out the procedures to be followed with respect to an Indemnity Claim and, provided the Indemnified Party follows such procedures in all material respects, nothing contained in paragraph 11.4 and this paragraph 11.6 shall derogate from the Indemnifier's obligations to indemnify the Indemnified Party as otherwise provided in this Agreement.

11.7 COOPERATION AND EXCHANGE OF INFORMATION. The Vendors, the Subsidiaries and the Purchaser shall provide each other with such cooperation and information as any of them reasonably may request of the others in connection with their respective business operations including, without limitation, litigation matters, accounting matters, filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include, without limitation, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party shall, upon written request from the other party, provide such factual information reasonably necessary for litigation matters, accounting matters, filing Tax Returns, Tax planning, contesting any Tax audit or for such other reasonable purposes. In addition, if the Purchaser intends to offer employment to a former employee of the Vendors, the Vendors shall, at the request of the Purchaser, provide the Purchaser with any records or files relative to any such former employee. Vendors shall maintain and safeguard all information relating to accounting matters, Tax returns, Tax planning, contesting Tax amounts or litigation and all files relating to former employees and shall not destroy it without at least 30 days prior written notice to Purchaser.

       Any information or copies thereof retained or acquired by the Vendors that relates to any of the Purchased Assets or Business shall be maintained as confidential by the Vendors and shall not be used by the Vendors for any purpose that would be contrary to the interests of or competitive with the Purchaser or that would impair the value to the Purchaser of any of the Purchased Assets or the Business. Any such information shall cease to be confidential if such information has been publicly disseminated other than as a result of disclosure by any of the Vendors or by their directors, officers, shareholders, owners, agents or representatives.

11.8 DISPUTE RESOLUTION. Unless otherwise specifically set forth herein, for any dispute concerning the terms of this Agreement or either party's performance hereunder which the parties have failed to resolve by good faith negotiation, the following procedure shall apply:

       (a) the dispute shall be submitted to the jurisdiction of the Bankruptcy Court for resolution; and

       (b) if the Bankruptcy Court declines jurisdiction, then the dispute shall be resolved by the following arbitration procedures:

                   (i) Either party may serve a demand for arbitration upon the other party, naming an arbitrator, via certified mail. The party upon which the demand is served shall serve a response upon the party serving the demand naming a second arbitrator, within 30 days after receipt of said demand. The two arbitrators shall name a third arbitrator and, upon their failure to do so within 15 days after the naming of the second arbitrator, the third arbitrator shall be named by the American Arbitration Association ("AAA"), Denver, Colorado.

                   (ii) The parties shall submit an agreed-upon statement of issues to the arbitrators within 30 days after the third arbitrator is selected, or, if they cannot agree upon the issues, each party shall submit its proposed statement of issues. Within 30 days after the statement(s) of issues is filed, each party shall submit a list of witnesses whom it intends to call at the hearing, including a summary of testimony which each witness will give at the hearing. The parties may amend said list at any time prior to 30 days before trial. In no event shall either party be allowed to call a witness who is not included in that party's witness list.

                   (iii) Before the hearing, the parties shall have the opportunity to conduct reasonable discovery, which shall include written interrogatories and requests for admissions, document exchanges and limited depositions; provided, however, that each party shall only be allowed four depositions, 25 interrogatories (including all discrete subparts) 25 requests for production of documents and ten requests for admissions or such other discovery reasonably approved by the arbitrator.

                   (iv) The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the AAA. The arbitrators shall render a decision in writing based upon the statement(s) of issues submitted by the parties, the evidence presented at the hearing, the Agreement, and the laws of the State of Colorado.

                   (v) Pending a decision by the arbitrators, the Agreement shall remain in full force and effect and each party shall fully perform its obligations under the Agreement without prejudice to the dispute which is being arbitrated, to the extent such performance is practicable.


                           SECTION 12 - MISCELLANEOUS

12.1 NOTICES. Any notice, request, demand or communication required or permitted to be given under this Agreement shall be in writing and delivered by hand or facsimile transmission to the party to which it is to be given as follows:

                  To the Vendors:

                  Holden & Jessop, P.C.
                  303 E. 17th Avenue, Suite 930
                  Denver, CO 80203-1264

                  Attention James Holden
                  Facsimile No.: (303) 860-7233

                  To the Purchaser:

                  International Uranium Holdings Corporation
                  1320 - 885 West Georgia Street
                  Vancouver, British Columbia, Canada, V6C 3E8

                  Attention:  Lukas Lundin
                  Facsimile No.: (604) 689-4250

or to such other address as a party may specify by notice given in accordance with this Section. Any such notice, request, demand or communication given shall be deemed to have been given, in the case of delivery by hand, when delivered, and in the case of delivery by facsimile transmission, when a legible facsimile is received by the recipient if received before 5:00 p.m. on a Business Day or on the next Business Day if such facsimile is received on a day which is not a Business Day or after 5:00 p.m. on a Business Day.

12.2 FURTHER ASSURANCES. Each of the parties shall execute and deliver all such further documents and do such further acts and things as may be reasonably required from time to time to convey title to the Purchased Assets to the Purchaser or to otherwise give effect to this Agreement.

12.3 TIME IS OF THE ESSENCE. Time shall be of the essence of this Agreement.

12.4 DISCLOSURE OF INFORMATION. The Vendors confirm their understanding and agreement with the Purchaser that, upon execution and delivery of this Agreement and the entry of the Bankruptcy Court Order approving the transactions contemplated herein, the Purchaser shall be permitted to disclose confidential information that it and its agents have received from the Vendors to the public by way of offering memorandum, proxy statement or similar disclosure document for the purposes of a public financing of the Purchaser, the proceeds of which will be used in connection with the Purchased Assets. Provided, however, the Purchaser shall obtain express consent from Chubu Electric Power Company, Kyushu Electric Power Company and Sumitomo Corporation before disclosing any confidential information relating to the Japanese Contracts.

12.5 ASSIGNMENT. Except with the written consent of the other party, neither the Vendors nor the Purchaser may assign any of their respective benefits, obligations or liabilities under or in respect of this Agreement, provided that, at any time prior to the Closing, the Purchaser may, without any such consent, assign all of its rights and benefits under this Agreement to one or more nominees of the Purchaser which deliver to the Vendors an instrument in writing executed under seal by such nominee or nominees confirming that they are bound by and shall perform all of the obligations of the Purchaser under the agreement as if they were an original signatory thereto, jointly and severally bound thereby with the Purchaser, and such instrument in writing shall contain an acknowledgement under seal of the Purchaser that it continues to be bound by the Agreement. In the event of an assignment contemplated above, any reference in this Agreement to the "Purchaser" shall be deemed to include the assignee.

12.6 NO RIGHTS OF THIRD PARTIES. Other than the rights of parties under the assumption and assignment agreements to be executed by the Purchaser and except as otherwise provided in sections 4.2.4(c) and 6.8, nothing in this Agreement is intended or shall be construed to confer upon or give any person or entity any rights or remedies under or by reason of this Agreement or any transaction that this Agreement contemplates.

12.7 INUREMENT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and any nominees of the Purchaser which is an assignee of the Purchaser as contemplated in paragraph 12.4.

12.8 FAILURE TO ACT IN GOOD FAITH. Notwithstanding any other provision in this Agreement, the Purchaser and the Vendors shall act in good faith and shall use good faith efforts to consummate the transactions contemplated hereby. Notwithstanding any other provision in this Agreement, if the Vendors do not act in good faith or do not use good faith efforts to consummate the transactions contemplated hereby, whether because of changes in the price of uranium or vanadium or the identification of other parties interested in acquiring all or a portion of the Purchased Assets or Business or otherwise, and the transactions contemplated hereby are not completed in accordance with the terms hereof, the Purchaser shall be entitled to full damages at law and in equity without any limitation or agreement to liquidated damages or limitation as to cost reimbursement.

                  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.



                  C/S                     ENERGY FUELS EXPLORATION CO.,
                                          Debtor-in-Possession


                                          By:
                                             ----------------------------------
                                                  Oren L. Benton, Chairman

                  C/S                     ENERGY FUELS LTD., Debtor-in-
                                          Possession
                                          By Energy Fuels Mining Joint Venture,
                                          Debtor-in-Possession
                                          Its General Partner
                                          By First Concord Mining Company
                                          Its General Partner



                                          By:
                                             ----------------------------------
                                                  Oren L. Benton, Chairman


                  C/S                     ENERGY FUELS NUCLEAR INC.



                                          By:
                                             ----------------------------------
                                                  Oren L. Benton, Chairman



                  C/S                     INTERNATIONAL URANIUM HOLDINGS
                                          CORPORATION



                                          By:
                                             ----------------------------------
                                                  Earl E. Hoellen, President